Filed Pursuant to Rule 424(b)(2)
Registration No: 333-266462
Prospectus Supplement
(To Prospectus dated August 2, 2022)

$350,000,000
Synovus Financial Corp.
5.200% Senior Notes due 2025
We are offering $350,000,000 aggregate principal amount of our 5.200% Senior Notes due 2025 (which we refer to as the “notes”). The notes will mature on August 11, 2025 and bear interest at 5.200% per annum, payable semi-annually in arrears on February 11 and August 11 of each year, commencing on February 11, 2023. The notes may not be redeemed by us prior to February 11, 2023. We may redeem the notes, in whole or in part, at any time after February 11, 2023, at the redemption prices described under “Description of Notes — Redemption” in this prospectus supplement. There is no sinking fund for the notes.
The notes will be senior unsecured obligations of Synovus Financial Corp. and will rank equally with all of our other existing and future senior unsecured indebtedness. The notes will not be guaranteed by any of our subsidiaries.
Investing in the notes involves risks. See “Risk Factors” beginning on page S-8 of this prospectus supplement.
The notes are not savings accounts, deposits or other obligations of our subsidiary bank, Synovus Bank, or any of our nonbank subsidiaries. The notes are not insured by the Federal Deposit Insurance Corporation, or “FDIC,” or any other governmental agency or public or private insurer.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.
	Per Note	Total
Public Offering Price(1)	99.890%	$349,615,000
Underwriting Discount	0.275%	$962,500
Proceeds, Before Expenses, to Us(1)	99.615%	$348,652,500
(1)	Plus accrued interest from August 11, 2022, if settlement occurs after that date.
The notes will not be listed on any securities exchange. Currently, there is no public trading market for the notes.
The notes will be ready for delivery in book-entry form only through the facilities of The Depository Trust Company for the accounts of its participants, including Euroclear Bank S.A./N.V., as operator of the Euroclear System, and Clearstream Banking, société anonyme, on or about August 11, 2022.
Joint Book-Running Managers
Morgan Stanley	Goldman Sachs & Co. LLC
Co-Managers
Citigroup	Wells Fargo Securities
Keefe, Bruyette & Woods A Stifel Company	Synovus Securities Inc.
Prospectus Supplement dated August 4, 2022

Prospectus Supplement
Prospectus
S-i

ABOUT THIS PROSPECTUS SUPPLEMENT
This document is comprised of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering, the notes and certain other matters relating to us and our financial condition, and it adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, dated August 2, 2022, which provides more general information about the securities that we may offer from time to time, some of which may not apply to this offering. You should read carefully both this prospectus supplement and the accompanying prospectus in their entirety, together with additional information described under the heading “Where You Can Find More Information” before investing in the notes.
Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus supplement and the accompanying prospectus to “Synovus,” “we,” “us,” “our” or similar references mean Synovus Financial Corp. together with its subsidiaries.
If the information set forth in this prospectus supplement differs in any way from the information set forth in the accompanying prospectus, you should rely on the information set forth in this prospectus supplement. If the information conflicts with any statement in a document that we have incorporated by reference, then you should consider only the statement in the more recent document. You should not assume that the information appearing in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference into those documents is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date.
We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus supplement or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus supplement may be used only for the purpose for which it has been prepared.
Neither this prospectus supplement nor the accompanying prospectus constitutes an offer, or an invitation on our behalf or on behalf of the underwriters, to subscribe for and purchase, any of the securities and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.
WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or “SEC.” Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. In addition, we maintain a website at www.synovus.com where you can find additional information about us. All websites provided in this prospectus supplement or in the accompanying prospectus are for informational purposes only and are not intended to be hyperlinks. In addition, the information on our website, or any other website described herein, is not a part of, and is not incorporated or deemed to be incorporated by reference in, this prospectus supplement or the accompanying prospectus or other offering materials.
The SEC allows us to “incorporate by reference” into this prospectus supplement the information in other documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. Information incorporated by reference is considered to be part of this prospectus supplement. The following documents filed with the SEC are incorporated by reference (other than, in each case, documents or information deemed to have been “furnished” and not “filed” in accordance with SEC rules):
•	our annual report on Form 10-K for the year ended December 31, 2021 (which we refer to as our “2021 10-K”);
•
those portions of our definitive proxy statement on Schedule 14A filed on March 15, 2022 in connection with our 2022 annual meeting of shareholders that are incorporated by reference into our 2021 10-K;

•	our quarterly reports on Form 10-Q for the quarters ended March 31, 2022 and June 30, 2022; and
•	our current reports on Form 8-K filed on February 18, 2022, March 15, 2022, April 29, 2022, June 9, 2022 and June 22, 2022.
S-ii

All future filings that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the “Exchange Act,” prior to the termination of the notes offering are incorporated by reference into this prospectus supplement (other than information in such future filings deemed, under SEC rules or otherwise, not to have been filed with the SEC). Information filed with the SEC after the date of this prospectus supplement will automatically update and supersede information contained in or previously incorporated by reference into this prospectus supplement.
You may request a copy of these filings at no cost, by writing to or telephoning us at the following address or telephone number:
Director of Investor Relations
Synovus Financial Corp.
1111 Bay Avenue, Suite 501
Columbus, Georgia 31901
(706) 641-6500
We also have filed a registration statement (No. 333-266462) with the SEC relating to the notes offered by this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus are part of that registration statement. You may obtain from the SEC a copy of the registration statement and the related exhibits that we filed with the SEC. The registration statement may contain additional information that may be important to you.
S-iii

FORWARD-LOOKING STATEMENTS
Certain statements made or incorporated by reference in this prospectus supplement and the accompanying prospectus which are not statements of historical fact constitute forward-looking statements within the meaning of, and subject to the protections of, Section 27A of the Securities Act of 1933, as amended, or the “Securities Act,” and Section 21E of the Exchange Act. Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, targets, expectations, anticipations, assumptions, estimates, intentions and future performance and involve known and unknown risks, many of which are beyond our control and which may cause our actual results, performance or achievements or the financial services industry or economy generally, to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements.
All statements other than statements of historical fact are forward-looking statements. You can identify these forward-looking statements through our use of words such as “believes,” “anticipates,” “expects,” “may,” “will,” “assumes,” “should,” “predicts,” “could,” “would,” “intends,” “targets,” “estimates,” “projects,” “plans,” “potential” and other similar words and expressions of the future or otherwise regarding the outlook for our future business and financial performance and/or the performance of the financial services industry and economy in general. Forward-looking statements are based on the current beliefs and expectations of our management and are subject to significant risks and uncertainties. Actual results may differ materially from those contemplated by such forward-looking statements. A number of factors could cause actual results to differ materially from those contemplated by the forward-looking statements in this document. Many of these factors are beyond our ability to control or predict. These factors include, but are not limited to:
(1)	the risk that competition in the financial services industry, including competition from nontraditional banking institutions such as Fintechs, may adversely affect our future earnings and growth;
(2)
the risk that we may not realize the expected benefits from our strategic initiatives or that we may not be able to realize growth and efficiency gains in the time period expected, which could regularly affect our future profitability;

(3)	our ability to attract and retain employees and the impact of senior leadership transitions that are key to our strategic initiatives;
(4)
the risk that an economic downturn and contraction, including a recession, could have a material adverse effect on our capital, financial condition, credit quality, results of operations and future growth, including the risk that the strength of the current economic environment could be weakened by the continued impact of COVID-19 and by current supply chain challenges and inflation;

(5)
risks related to our strategic implementation of new lines of business, new products and services, and new technologies and an expansion of our existing business opportunities with a renewed focus on innovation;

(6)	the risk that we may be required to make substantial expenditures to keep pace with regulatory initiatives and the rapid technological changes in the financial services market;
(7)	the risk that prolonged periods of inflation could have on our business, profitability and our stock price;
(8)
changes in the interest rate environment, including changes to the federal funds rate, and competition in our primary market area may result in increased funding costs or reduced earning assets yields, thus reducing margins and net interest income;

(9)
the impact of recent and proposed changes in governmental policy, laws and regulations, proposed and recently enacted changes in monetary policy and in the regulation and taxation of banks and financial institutions, or the interpretation or application thereof and the uncertainty of future implementation and enforcement of these regulations, including the risk of inflationary pressure and interest rate increases;

(10)	the risk that our current and future information technology system enhancements and operational initiatives may not be successfully implemented, which could negatively impact our operations;
(11)	risks related to our business relationships with, and reliance upon, third parties that have strategic
S-iv

partnerships with us or that provide key components of our business infrastructure, including the costs of services and products provided to us by third parties, and risks related to disruptions in service or financial difficulties with a third-party vendor or business relationship;
(12)
the risk that our enterprise risk management framework, our compliance program, or our corporate governance and supervisory oversight functions may not identify or address risks adequately, which may result in unexpected losses;

(13)	risks that our asset quality may deteriorate or that our allowance for credit losses may prove to be inadequate or may be negatively affected by credit risk exposures;
(14)
risks related to the ability of our operational framework to identify and manage risks associated with our business such as credit risk, compliance risk, reputational risk, and operational risk, including by virtue of our relationships with third-party business partners, as well as our relationship with third-party vendors and other service providers;

(15)
the risk that we may be exposed to potential losses in the event of fraud and/or theft, or in the event that a third-party vendor, obligor, or business partner fails to pay amounts due to us under that relationship or under any arrangement that we enter into with them;

(16)
our ability to identify and address cyber-security risks such as data security breaches, malware, “denial of service” attacks, “hacking” and identity theft, a failure of which could disrupt our business and result in the disclosure of and/or misuse or misappropriation of confidential or proprietary information, disruption or damage of our systems, increased costs, significant losses, or adverse effects to our reputation;

(17)	the risks and uncertainties related to the impact of the continuing COVID-19 pandemic on our assets, business, capital and liquidity, financial condition, prospects and results of operations;
(18)	changes in the cost and availability of funding due to changes in the deposit market and credit market;
(19)
the impact on our financial results, reputation, and business if we are unable to comply with all applicable federal and state regulations or other supervisory actions or directives and any necessary capital initiatives;

(20)	the risks that if economic conditions worsen further or regulatory capital rules are modified, we may be required to undertake initiatives to improve or conserve our capital position;
(21)
restrictions or limitations on access to funds from historical and alternative sources of liquidity could adversely affect our overall liquidity, which could restrict our ability to make payments on our obligations and our ability to support asset growth and sustain our operations and the operations of Synovus Bank;

(22)	our ability to receive dividends from our subsidiaries could affect our liquidity, including our ability to pay dividends or take other capital actions;
(23)	risks related to our ESG strategies and initiatives, the scope and pace of which could alter our reputation and shareholder, employee, client and third-party relationships;
(24)
risks related to the continued use, availability and reliability of London Inter-Bank Offered Rate (“LIBOR”) and the risks related to the transition from LIBOR to any alternate reference rate we may use;

(25)
the risk that we may not be able to identify suitable bank and non-bank acquisition opportunities as part of our growth strategy and even if we are able to identify attractive acquisition opportunities, we may not be able to complete such transactions on favorable terms or realize the anticipated benefits from such acquisitions;

(26)	the risk that we could realize losses if we sell non-performing assets and the proceeds we receive are lower than the carrying value of such assets;
S-v

(27)
risks related to regulatory approval to take certain actions, including any dividends on our common stock or preferred stock, any repurchases of common stock or any other issuance or redemption of any other regulatory capital instruments;

(28)	the risk that our concentrated operations in the Southeastern U.S. make us vulnerable to local economic conditions, local weather catastrophes, public health issues, and other external events;
(29)	the costs and effects of litigation, investigations or similar matters, or adverse facts and developments related thereto;
(30)	risks related to the fluctuation in our stock price and general volatility in the stock market;
(31)	the effects of any damages to our reputation resulting from developments related to any of the items identified above; and
(32)
other factors and other information contained in this prospectus and in other reports and filings that we make with the SEC under the Exchange Act, including, without limitation, those found in “Part I - Item 1A. Risk Factors” of our 2021 10-K.

For a discussion of these and other risks that may cause actual results to differ from expectations, refer to “Risk Factors” beginning on page S-0 of this prospectus supplement and “Part I — Item 1A. Risk Factors” and other information contained in our 2021 10-K and our other periodic filings, including our quarterly reports on Form 10-Q and current reports on Form 8-K, that we file from time to time with the SEC. All written or oral forward-looking statements that are made by or are attributable to us are expressly qualified by this cautionary notice. You should not place undue reliance on any forward-looking statements since those statements speak only as of the date on which the statements are made. We undertake no obligation to update any forward-looking information and statements, whether written or oral, to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of new information or unanticipated events, except as may otherwise be required by law. All forward-looking statements attributable to us are expressly qualified by these cautionary statements.
S-vi

SUMMARY
This summary does not contain all of the information that may be important to investors in making their investment decision. You should carefully read this entire prospectus supplement and the accompanying prospectus, as well as the information to which we refer you and the information incorporated by reference herein, before deciding whether to invest in the notes. You should pay special attention to the information contained under the caption entitled “Risk Factors” in this prospectus supplement and “Risk Factors” in our 2021 10-K to determine whether an investment in the notes is appropriate for you.
Synovus Financial Corp.
Our Business
Synovus Financial Corp. is a financial services company based in Columbus, Georgia. Through its wholly-owned subsidiary, Synovus Bank, a Georgia state chartered bank that is a member of the Federal Reserve System, Synovus provides commercial and consumer banking in addition to a full suite of specialized products and services including private banking, treasury management, wealth management, mortgage services, premium finance, asset-based lending, structured lending, and international banking. Synovus also provides financial planning, and investment advisory services through its wholly-owned subsidiaries, Synovus Trust and Synovus Securities, as well as its GLOBALT and Creative Financial Group divisions. Synovus Bank is positioned in markets in the Southeast, with 261 branches and 367 ATMs in Alabama, Florida, Georgia, South Carolina, and Tennessee. We generated total revenue, defined as net interest income plus total non-interest income, of $1.98 billion, $2.02 billion and $1.95 billion in 2021, 2020 and 2019, respectively. At December 31, 2021, we had total consolidated assets of $57.32 billion and were the largest bank holding company headquartered in Georgia based on assets.
We were incorporated under the laws of the State of Georgia in 1972. Our principal executive offices are located at 1111 Bay Avenue, Suite 500, Columbus, Georgia 31901 and our telephone number at that address is (706) 641-6500. We maintain a website at www.synovus.com where general information about us is available. We are not incorporating the contents of the website into this prospectus supplement or the accompanying prospectus.

THE OFFERING
The following summary contains basic information about the notes and is not complete. It does not contain all the information that is important to you. For a more complete understanding of the notes, you should read the section of this prospectus supplement entitled “Description of Notes.”
Issuer
Synovus Financial Corp.
Securities Offered
5.200% Senior Notes due 2025
Aggregate Principal Amount
$350,000,000
Issue Price
99.890% plus accrued interest, if any, from and including August 11, 2022
Issue Date
August 11, 2022
Maturity Date
August 11, 2025
Interest Rate
5.200%, annually
Interest Payment Dates
Interest will accrue from August 11, 2022 and will be payable on February 11 and August 11, commencing February 11, 2023.
Record Dates
15 calendar days prior to each interest payment date.
Day Count Convention
Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.
No Guarantees
The notes are not guaranteed by any of our subsidiaries. As a result, the notes will be structurally subordinated to the liabilities of our subsidiaries as discussed below under “Ranking.”
Ranking
The notes will be our senior unsecured obligations and will rank equally among themselves and with any other existing and future unsecured and unsubordinated indebtedness, and senior to our existing and future subordinated and junior subordinated indebtedness, and will be effectively subordinated to our future secured indebtedness to the extent of the value of the collateral securing such indebtedness, and structurally subordinated to the existing and future indebtedness of our subsidiaries.
As of June 30, 2022, we had:
•	approximately $300 million of unsecured and unsubordinated indebtedness issued by Synovus Financial Corp.;
•	approximately $310 million in subordinated and junior subordinated indebtedness issued by Synovus Financial Corp.; and
•
approximately $1.2 billion in long-term debt issued by our subsidiaries, which, together with approximately $51.0 billion in other outstanding debt and other liabilities, including deposits, of our subsidiaries, which would rank structurally senior to the notes in case of liquidation or otherwise.

The indenture does not limit the amount of additional indebtedness we or our subsidiaries may incur.
Optional Redemption
The notes may not be redeemed by us prior to February 11, 2023. At any time and from time to time, on or after February 11, 2023, and prior to July 11, 2025 (one month prior to the maturity date of the notes) (the “Par Call Date”), we may redeem the notes, in whole or in part, at our option, at a redemption price equal to the greater of (i) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 35 basis points less (b) interest accrued to the date of redemption, and (ii) 100% of the principal amount of the notes to be redeemed, plus, in either case, accrued and unpaid interest thereon to the redemption date.
On or after the Par Call Date, the Company may redeem the notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to the redemption date.
See “Description of Notes — Redemption” in this prospectus supplement.
Sinking Fund
There is no sinking fund for the notes.
Further Issuances
The notes will initially be limited to an aggregate principal amount of $350,000,000. We may from time to time, without notice to or consent of the holders, increase the aggregate principal amount of the notes outstanding by issuing additional notes in the future with the same terms and conditions as the notes offered hereby in all respects, except for any differences in the issue date and price and interest accrued prior to the issue date of the additional notes; provided that if such additional notes are not fungible with the notes offered hereby for U.S. federal income tax and securities law purposes, the additional notes will have a separate CUSIP number. Any such additional notes shall be consolidated with the notes issued in this offering and form a single series.
Use of Proceeds
We estimate that the net proceeds from this offering, after deducting the underwriting discount and estimated expenses, will be approximately $347.9 million. We intend to use the net proceeds of this offering for general corporate purposes, which general corporate purposes may include the repayment of existing debt. See “Use of Proceeds.”

Form and Denomination
The notes will be offered in book-entry form through the facilities of DTC in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.
Listing
The notes will not be listed on any securities exchange.
Governing Law
The notes and the indenture pursuant to which we will issue the notes will be governed by the laws of the State of New York.
Trustee
The Bank of New York Mellon Trust Company, N.A.
No Prior Market
The notes will be new securities for which there is no existing market. Although the underwriters have informed us that they intend to make a market in the notes, they are not obligated to do so, and they may discontinue market-making activities at any time without notice. We cannot assure you that an active or liquid market for the notes will develop or be maintained.
Risk Factors
An investment in the notes involves risks. You should carefully consider the information contained under “Risk Factors” in this prospectus supplement and in our 2021 10-K as well as other information included or incorporated by reference into this prospectus supplement and the accompanying prospectus, including our financial statements and the notes thereto, before making an investment decision.
Conflicts of Interest
Our affiliate Synovus Securities, Inc. is a FINRA member and an underwriter in this offering. Accordingly, this offering is being made in compliance with the requirements of Rule 5121 of the Financial Industry Regulatory Authority, Inc. (“FINRA”). In accordance with that rule, no “qualified independent underwriter” is required because the notes will be rated investment grade.

SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA
The following table sets forth summary consolidated financial and other data of Synovus. The financial data as of and for the years ended December 31, 2021, 2020 and 2019 have been derived from our audited consolidated financial statements contained in our Annual Reports on Form 10-K filed with the SEC, except for the tangible common equity to tangible assets ratio, which is reconciled below under “Reconciliation of Non-GAAP Financial Measures.” The financial data as of and for the six months ended June 30, 2022 and 2021 have been derived from our unaudited consolidated financial statements contained in our Quarterly Reports on Form 10-Q filed with the SEC, except for the non-GAAP measures noted above which are reconciled as provided below. The summary consolidated financial results are not indicative of our expected future operating results. The following summary consolidated financial information should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our 2021 10-K and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2022, together with the historical consolidated financial statements and notes thereto, incorporated by reference into this prospectus supplement and the accompanying prospectus.
	At or for six months ended June 30,		At or for year ended December 31,
	2022	2021	2021	2020	2019
	(dollars in thousands, except per share data)
Income Statement:
Total revenue	$1,020,235	$973,759	$1,983,013	$2,019,261	$1,951,703
Net interest income	817,635	755,716	1,532,947	1,512,748	1,595,803
Provision for (reversal of) credit losses	24,088	(43,173)	(106,251)	355,022	87,720
Non-interest revenue	202,600	218,043	450,066	506,513	355,900
Non-interest expense	554,501	537,665	1,099,904	1,179,574	1,098,968
Net income	349,088	373,292	760,467	373,695	563,780
Preferred stock dividends and redemption charge	16,581	16,581	33,163	33,163	22,881
Net income available to common shareholders	332,507	356,711	727,304	340,532	540,899

Per share data:
Net income per common share, basic	$2.29	$2.41	$4.95	$2.31	$3.50
Net income per common share, diluted	2.27	2.38	4.90	2.30	3.47
Cash dividends declared per common share	0.68	0.66	1.32	1.32	1.20
Book value per common share	27.84	31.96	32.82	31.24	29.93
	At or for six months ended June 30,		At or for year ended December 31,
	2022	2021	2021	2020	2019
	(dollars in thousands, except per share data)
Balance Sheet:
Investment securities available for sale, at fair value	$9,889,850	$9,442,170	$10,918,329	$7,962,438	$6,778,670
Loans, net of deferred fees and costs	41,204,780	38,236,018	39,311,958	38,252,984	37,162,450
Total assets	57,382,745	54,938,659	57,317,226	54,394,159	48,203,282
Total deposits	49,034,700	47,171,962	49,427,276	46,691,571	38,405,504
Long-term debt	1,804,104	1,203,293	1,204,229	1,202,494	2,153,897
Total shareholders’ equity	4,584,438	5,237,714	5,296,800	5,161,334	4,941,690

	At or for six months ended June 30,		At or for year ended December 31,
	2022	2021	2021	2020	2019
	(dollars in thousands, except per share data)
Performance ratios and other data:
Return on average assets	1.24%	1.38%	1.37%	0.72%	1.20%
Return on average common equity	15.28	15.58	15.56	7.51%	12.34
Net interest margin	3.11	3.03	3.01	3.18	3.70
Dividend payout ratio(1)	29.96	27.71	26.95	57.45	34.62
Tangible common equity ratio(2)	6.26	7.73	7.52	7.66	8.08
Weighted average common shares outstanding, basic	145,301	148,289	147,041	147,415	154,331
Weighted average common shares outstanding, diluted	146,489	149,764	148,495	148,210	156,058
(1)	Determined by dividing cash dividends declared per common share by diluted net income per share.
(2)
The tangible common equity ratio is a non-GAAP financial measure which is calculated as follows: (total shareholders’ equity minus preferred stock minus goodwill minus other intangible assets) divided by (total assets minus goodwill minus other intangible assets). See “Reconciliation of non-GAAP Financial Measures.”

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
The measure entitled tangible common equity ratio, which we refer to elsewhere in this prospectus supplement, is not a measure recognized under generally accepted accounting principles, or GAAP, and therefore is considered a non-GAAP financial measure. The most comparable GAAP measure is the ratio of total shareholders’ equity to total assets.
Management uses this non-GAAP financial measure to assess the strength of Synovus’ capital position. Synovus believes that this non-GAAP financial measure provides meaningful additional information about Synovus to assist investors in evaluating Synovus’ financial strength and capitalization. This non-GAAP financial measure should not be considered as a substitute for capital ratios determined in accordance with GAAP and may not be comparable to other similarly titled measures at other companies.
The computation of tangible common equity ratio and the reconciliation of this measure to the most comparable GAAP measure is set forth in the table below:
	At June 30,		At December 31,
	2022	2021	2021	2020	2019
	(dollars in thousands)
Tangible Common Equity Ratio:
Total assets	$57,382,745	$54,938,659	$57,317,226	$54,394,159	$48,203,282
Goodwill	(452,390)	(452,390)	(452,390)	(452,390)	(497,267)
Other intangible assets, net	(31,360)	(40,354)	(35,596)	(45,112)	(55,671)

Tangible assets	$56,898,995	$54,445,915	$56,829,240	$53,896,657	$47,650,344

Total shareholders’ equity	$4,584,438	$5,237,714	$5,296,800	$5,161,334	$4,941,690
Goodwill	(452,390)	(452,390)	(452,390)	(452,390)	(497,267)
Other intangible assets, net	(31,360)	(40,354)	(35,596)	(45,112)	(55,671)
Preferred stock	$(537,145)	$(537,145)	(537,145)	(537,145)	(537,145)

Tangible common equity	$3,563,543	$4,207,825	$4,271,669	$4,126,687	$3,851,607

Total shareholders’ equity to total assets ratio	7.99%	9.53%	9.24%	9.49%	10.25%
Tangible common equity ratio	6.26	7.73	7.52	7.66	8.08

RISK FACTORS
An investment in the notes involves a number of risks. This prospectus supplement does not describe all of those risks. You should carefully consider the risks described below and the risk factors concerning our business included in our 2021 10-K in addition to the other information in this prospectus supplement and the accompanying prospectus, including our other filings, which are incorporated into this prospectus supplement by reference, before deciding whether an investment in the notes is suitable for you.
The notes are not savings accounts, deposits or other obligations of any of our bank or nonbank subsidiaries. The notes are not insured by the FDIC or any other governmental agency or public or private insurer.
Our substantial level of debt could materially adversely affect our ability to generate sufficient cash to fulfill our obligations under the notes.
We have a substantial amount of debt, requiring significant interest and principal payments. As of June 30, 2022, we and our subsidiaries had approximately $1.8 billion in principal amount of long-term debt outstanding, excluding the notes offered hereby. The indenture and the notes do not contain any limitation on the amount of debt, deposits or other obligations that may hereafter be issued, accepted or incurred by us or our subsidiaries. We and our subsidiaries are expected to incur additional obligations from time to time, and the risks related to our high level of debt could increase.
Our substantial level of debt could have important consequences to holders of the notes, including the following:
•	making it more difficult for us to satisfy our obligations with respect to our debt, including the notes;
•	requiring us to dedicate a substantial portion of our cash flow from operations to payments on our debt, thereby reducing funds available for other purposes;
•	increasing our vulnerability to adverse economic and industry conditions, which could place us at a disadvantage compared to our competitors that have relatively less debt;
•	limiting our flexibility in planning for, or reacting to, changes in our business and the industries in which we operate; and
•	limiting our ability to borrow additional funds, or to dispose of assets to raise funds, if needed, for working capital, capital expenditures, acquisitions and other corporate purposes.
In addition, a breach of any of the restrictions or covenants in our debt agreements could cause a cross-default under other debt agreements. A significant portion of our debt then may become immediately due and payable. We are not certain whether we would have, or be able to obtain, sufficient funds to make these accelerated payments. If any of our debt is accelerated, our assets may not be sufficient to repay such debt in full.
The notes are structurally subordinated to all liabilities of our subsidiaries.
The notes are structurally subordinated to all liabilities of our subsidiaries, including, without limitation, their debt, deposits and trade payables. As of June 30, 2022, we had approximately $1.2 billion in long-term debt issued by our subsidiaries, which, together with approximately $51.0 billion in other outstanding debt and other liabilities, including deposits, of our consolidated subsidiaries, would rank structurally senior to the notes in case of liquidation or otherwise. None of our subsidiaries has guaranteed or otherwise become obligated with respect to the notes. Our right to receive assets from any of our subsidiaries upon its liquidation or reorganization, and the right of the holders of the notes to participate in those assets, is structurally subordinated to claims of that subsidiary’s depositors and creditors. Even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of that subsidiary and any debt of that subsidiary senior to that held by us, and our rights could otherwise be subordinated to the rights of other creditors and depositors of that subsidiary. Furthermore, none of our subsidiaries is under any obligation to make payments to us, and any payments to us would depend on the earnings or financial condition of our subsidiaries and various business considerations. Statutory, contractual or other restrictions may also limit our subsidiaries’ ability to pay dividends or make distributions, loans or advances to us. For these reasons, we may not have access to any assets or cash flows of our subsidiaries to make interest and principal payments on the notes.

Our access to funds from our subsidiaries may become limited, thereby restricting our ability to make payments on our obligations.
Synovus Financial Corp. is a separate and distinct legal entity from its subsidiary bank and nonbanking subsidiaries. We therefore depend on dividends, distributions and other payments from our subsidiary bank and nonbanking subsidiaries to fund payments on our obligations, including debt obligations such as the notes. Our subsidiary bank and certain of our other subsidiaries are subject to laws that authorize regulatory bodies to block or reduce the flow of funds from those subsidiaries to us, and certain of our subsidiaries also may become subject to regulatory orders that would further limit their ability to pay dividends or other distributions to us. See “Risk Factors — We may become subject to supervisory actions and enhanced regulation that could have a material negative effect on our business, reputation, operating flexibility, financial condition and the value of our common stock and preferred stock” and “Business — Supervision, Regulation and Other Factors — Payment of Dividends” in our 2021 10-K. Regulatory action of this kind could impede access to funds we need to make payments on our obligations, including interest and principal payments on the notes.
We may not be able to generate sufficient cash to service all of our debt, including the notes.
Our ability to make scheduled payments of principal and interest or to satisfy our obligations in respect of our debt or to refinance our debt will depend on our future operating performance. Prevailing economic conditions (including interest rates), regulatory constraints, including, among other things, on distributions to us from our subsidiaries and required capital levels with respect to certain of our subsidiary bank and nonbanking subsidiaries, and financial, business and other factors, many of which are beyond our control, will also affect our ability to meet these needs. We may not be able to generate sufficient cash flows from operations, or obtain future borrowings in an amount sufficient to enable us to pay our debt, or to fund our other liquidity needs. We may need to refinance all or a portion of our debt on or before maturity. We may not be able to refinance any of our debt when needed on commercially reasonable terms or at all.
Your ability to transfer the notes may be limited by the absence of an active trading market, and there is no assurance that any active trading market will develop for the notes.
The notes are a new issue of securities for which there is no established trading market. We do not intend to apply for listing of the notes on any securities exchange or for quotation of the notes in any automated dealer quotation system. The underwriters have advised us that they intend to make a market in the notes, as permitted by applicable laws and regulations; however, the underwriters are not obligated to make a market in the notes and they may discontinue their market-making activities at any time without notice. Therefore, an active market for the notes may not develop or, if developed, may not continue.
If a trading market does develop, changes in the debt markets could adversely affect the market price of the notes
Even if a trading market develops for the notes, the price you receive upon a sale of our notes may be affected by a number of factors, including, among other things:
•	the number of holders of the notes;
•	our credit ratings with major credit rating agencies;
•	our financial condition, financial performance and future prospects;
•	the prevailing interest rates being paid by other companies similar to us;
•	the interest of securities dealers in making a market in the notes;
•	the overall condition of the financial markets.
The condition of the financial markets and prevailing interest rates have fluctuated in the past, including the recent rising rate environment, and are likely to fluctuate in the future. Such fluctuations could have an adverse effect on the price of the notes.
In addition, if a market does develop for the notes, the notes could trade at prices that may be lower than the initial offering price of the notes. The market, if any, for the notes may not be free from similar disruptions and any such disruptions may adversely affect the prices at which you may sell your notes.

There are limited covenants in the indenture.
Neither we nor any of our subsidiaries is restricted from incurring additional debt or other liabilities, including additional senior debt, under the indenture. If we incur additional debt or liabilities, our ability to pay our obligations on the notes could be adversely affected. We expect to incur, from time to time, additional debt and other liabilities. In addition, we are not restricted under the indenture from granting security interests over our assets or from paying dividends or issuing or repurchasing our securities. In addition, there are no financial covenants in the indenture. You are not protected under the indenture in the event of a highly leveraged transaction, reorganization, a default under our existing indebtedness, restructuring, merger or similar transaction that may adversely affect you.
Changes in our credit ratings may adversely affect your investment in the notes.
The credit ratings of our indebtedness are an assessment by rating agencies of our ability to pay our debts when due. These ratings are not recommendations to purchase, hold or sell the notes, inasmuch as the ratings do not comment as to market price or suitability for a particular investor, are limited in scope, and do not address all material risks relating to an investment in the notes, but rather reflect only the view of each rating agency at the time the rating is issued. The ratings are based on current information furnished to the ratings agencies by us and information obtained by the ratings agencies from other sources. An explanation of the significance of such rating may be obtained from such rating agency. There can be no assurance that such credit ratings will remain in effect for any given period of time or that such ratings will not be lowered, suspended or withdrawn entirely by the rating agencies, if, in each rating agency’s judgment, circumstances so warrant.
The ratings agencies regularly evaluate us and Synovus Bank, and their ratings of our long-term debt are based on a number of factors, including our financial strength as well as factors not entirely within our control, including conditions affecting the financial services industry generally. There can be no assurance that we will not receive adverse changes in our ratings in the future, which could adversely affect the cost and other terms upon which we are able to obtain funding and the way in which we are perceived in the capital markets. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under review for a downgrade, could affect the market value and liquidity of the notes and increase our borrowing costs.

USE OF PROCEEDS
We estimate that the net proceeds from this offering, after deducting the underwriting discount and estimated expenses, will be approximately $347.9 million. We intend to use the net proceeds of this offering for general corporate purposes, which may include the repayment of existing debt.

CAPITALIZATION
The following table sets forth our consolidated capitalization as of June 30, 2022:
•	on an actual basis; and
•	on an as adjusted basis to give effect to the sale of the notes offered hereby and the use of proceeds therefrom as described in “Use of Proceeds.”
This information should be read together with the selected consolidated financial and other data in this prospectus supplement as well as the unaudited consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” in our quarterly report on Form 10-Q for the quarter ended June 30, 2022, which is incorporated by reference into this prospectus supplement.
	At June 30, 2022
	Actual	As adjusted
	(dollars in thousands, except share data)
Federal funds purchased and securities sold under repurchase agreements	$345,242	$345,242
FHLB advances with interest and principal payments with maturity date in 2022	250,000	250,000
Long-term debt:
Parent Company:
Notes offered hereby, $350 million par value	$—	$350,000
3.125% senior notes, due November 1, 2022, $300 million par value	299,792	299,792
5.90% fixed-to-fixed subordinated notes, due February 7, 2029, $300 million par value	298,007	298,007
LIBOR + 1.80% junior subordinated debentures, due June 15, 2035	10,000	10,000
Total long-term debt — parent company	$607,799	$957,799
Subsidiaries:
4.00% fixed-to-fixed rate subordinated bank notes, due October 29, 2030, $200 million par value	$196,305	$196,305
FHLB advances with interest and principal payments with maturity date in 2024	1,000,000	1,000,000

Total long-term debt — subsidiaries	$1,196,305	$1,196,305
Total long-term debt	$1,804,104	$2,154,104

Shareholders’ equity:
Preferred stock — no par value; authorized 100,000,000 shares; issued 22,000,000	$537,145	$537,145
Common stock — $1.00 par value	170,013	170,013
Authorized 342,857,143 shares, issued 170,012,527 shares, and outstanding 145,357,669 shares
Additional paid-in capital	3,908,118	3,908,118
Less treasury stock at cost — 24,654,858 shares	(944,484)	(944,484)
Accumulated other comprehensive income (loss), net	(1,026,705)	(1,026,705)
Retained earnings	1,940,351	1,940,351
Total shareholders’ equity	$4,584,438	$4,584,438
Total capitalization (including short-term borrowings)	$6,983,784	$7,333,784

	At June 30, 2022
	Actual	As adjusted
	(dollars in thousands, except share data)
Capital ratios:
CET1 capital	$4,612,070	$4,612,070
Tier 1 risk-based capital	5,149,215	5,149,215
Total risk-based capital	6,059,074	6,059,074
CET1 capital ratio	9.46%	9.46%
Tier 1 risk-based capital ratio	10.56%	10.56%
Total risk-based capital ratio	12.43%	12.43%
Total shareholders’ equity to total assets ratio	7.99%	7.94%
Tangible common equity ratio(1)	6.26%	6.22%
(1)	See “Reconciliation of Non-GAAP Financial Measures.”

DESCRIPTION OF NOTES
The notes will be a series of our senior debt securities. The notes will be issued under the Senior Notes Indenture dated February 13, 2012 between us and The Bank of New York Mellon Trust Company, N.A., as trustee. We refer to the Senior Notes Indenture as the “indenture,” and we refer to The Bank of New York Mellon Trust Company, N.A., in its capacity as the trustee, as the “Trustee.” We urge you to read the indenture because it, not the descriptions below and in the accompanying prospectus, defines your rights. Those descriptions are qualified in their entirety by reference to the actual provisions of the indenture and the notes. You may obtain copies of the indenture and the notes from us without charge. See the section entitled “Where You Can Find More Information” in this prospectus supplement. For the purposes of this description of notes, references to “Synovus,” “we,” “us,” “our” or similar terms mean only Synovus Financial Corp. and not any of its subsidiaries.
General
The notes will be issued in fully registered book-entry form without coupons and in denominations of $2,000 and integral multiples of $1,000 in excess thereof. We do not intend to apply for the listing of the notes on any securities exchange. The notes will be unsecured and will rank equally among themselves and with any of our other existing and future unsecured and unsubordinated indebtedness and will rank senior to our existing and future subordinated and junior subordinated indebtedness.
Since we are a holding company, our rights and the rights of our creditors, including holders of the notes, to participate in the assets of any of our subsidiaries upon the liquidation or reorganization of any of our subsidiaries will be subject to prior claims of the creditors of any such subsidiary, including, in the case of Synovus Bank, its depositors, except to the extent that we are a creditor of such subsidiary with recognized claims against the subsidiary. Claims on our subsidiaries by creditors other than us may include claims with respect to long-term debt and substantial obligations with respect to deposit liabilities, federal funds purchased, securities sold under repurchase agreements, other short-term borrowings and various other financial obligations.
The notes are not savings accounts, deposits or other obligations of any of our bank or non-bank subsidiaries and are not insured by the FDIC or any other governmental agency or instrumentality.
The notes will initially be limited to an aggregate principal amount of $350,000,000. We may from time to time, without notice to or consent of the holders, increase the aggregate principal amount of the notes outstanding by issuing additional notes in the future with the same terms and conditions as the notes in all respects, except for any differences in the issue date and price and interest accrued prior to the issue date of the additional notes, and such additional notes shall be consolidated with the notes issued in this offering and form a single series.
The notes will mature at 100% of their principal amount on August 11, 2025 (the “maturity date”). The notes will not be entitled to any sinking fund.
Payments of principal and interest to owners of the book-entry interests described below are expected to be made in accordance with the procedures of The Depository Trust Company (“DTC”) and its participants.
Interest
The notes will bear interest at an annual rate equal to 5.200%. Interest on the notes will be payable semi-annually in arrears on February 11 and August 11 of each year (each such date, an “interest payment date”), beginning on February 11, 2023, to the persons in whose names the notes are registered at the close of business on the 15th calendar day preceding the respective Interest Payment Date. Interest on the notes at the maturity date will be payable to the persons to whom principal is payable. Interest on the notes will be computed on the basis of a 360-day year consisting of twelve 30-day months. Interest payments on the notes will be the amount of interest accrued from and including August 11, 2022 or the most recent interest payment date on which interest has been paid to but excluding the interest payment date or the maturity date, as the case may be.
If an interest payment date, redemption date or the maturity date falls on a day that is not a business day, the related payment of interest and principal will be made on the next day that is a business day, and no interest on the notes or such payment will accrue for the period from and after such interest payment date, redemption date or maturity date, as the case may be.

When we refer to a “business day” with respect to the notes, we mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close.
Ranking
The notes will be senior unsecured obligations and will rank equally with any of our existing and future unsecured and unsubordinated indebtedness and senior to our existing and future subordinated and junior subordinated indebtedness, and will be effectively subordinated to our future secured indebtedness to the extent of the value of the collateral securing such indebtedness, and structurally subordinated to the existing and future indebtedness of our subsidiaries. Because we are a holding company, our right to participate in any distribution of the assets of our banking or nonbanking subsidiaries, upon a subsidiary’s dissolution, winding-up, liquidation or reorganization or otherwise, and thus the ability of a holder of notes to benefit indirectly from such distribution, is subject to prior claims of creditors of any such subsidiary, except to the extent that we may be a creditor of that subsidiary and our claims are recognized. There are legal limitations on the extent to which some of our subsidiaries, including Synovus Bank, may extend credit, pay dividends or otherwise supply funds to, or engage in transactions with, us or some of our other subsidiaries. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay amounts due under our contracts or otherwise to make any funds available to us. Our subsidiaries may, without notice or consent of the holders of the notes, incur additional debt and liabilities in the future, all of which would rank structurally senior to the notes. As of June 30, 2022, we had approximately $1.2 billion in long-term debt issued by our subsidiaries, which, together with approximately $51.0 billion in other outstanding debt and other liabilities, including deposits, of our consolidated subsidiaries, would rank structurally senior to the notes in case of liquidation or otherwise.
Synovus may from time to time, without notice or consent of the holders of the notes, incur additional senior indebtedness ranking equally with the notes as well as additional subordinated and junior subordinated indebtedness ranking junior to the notes.
Optional Redemption by Us
The notes may not be redeemed by us prior to February 11, 2023. At any time and from time to time, on or after February 11, 2023, and prior to July 11, 2025 (one month prior to the maturity date of the notes) (the “Par Call Date”), we may redeem the notes in whole or in part, at our option, at a redemption price equal to the greater of (i) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 35 basis points less (b) interest accrued to the date of redemption, and (ii) 100% of the principal amount of the notes to be redeemed, plus, in either case, accrued and unpaid interest thereon to the redemption date.
On or after the Par Call Date, the Company may redeem the notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to the redemption date.
“Treasury Rate” means, with respect to any redemption date, the yield determined by the Company in accordance with the following two paragraphs.
The Treasury Rate shall be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) - H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading). In determining the Treasury Rate, the Company shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.
If on the third business day preceding the redemption date H.15 or any successor designation or publication is no longer published, the Company shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, the Company shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.
The Company’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.
Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each holder of notes to be redeemed. Any such notice of redemption may, at Synovus’ discretion, be subject to one or more conditions precedent that must be satisfied prior to our obligation to redeem the notes subject to such notice of redemption, including, but not limited to, completion of an equity offering, refinancing or other corporation transaction.
In the case of a partial redemption, selection of the notes for redemption will be made pro rata, by lot or by such other method as the Trustee in its sole discretion deems appropriate and fair. No notes of a principal amount of $2,000 or less will be redeemed in part. If any note is to be redeemed in part only, the notice of redemption that relates to the note will state the portion of the principal amount of the note to be redeemed. A new note in a principal amount equal to the unredeemed portion of the note will be issued in the name of the holder of the note upon surrender for cancellation of the original note. For so long as the notes are held by DTC (or another depositary), the redemption of the notes shall be done in accordance with the policies and procedures of the depositary.
Unless the Company defaults in payment of the redemption price, on and after the redemption date interest will cease to accrue on the notes or portions thereof called for redemption.
Restrictive Covenants
Limitations on Sales and Issuance of Voting Shares
Under the indenture, as long as any notes are outstanding, we have agreed not to (i) issue, sell or otherwise dispose of any voting shares of any principal subsidiary bank or any securities convertible into or options, warrants or rights to subscribe to such voting shares, (ii) permit the merger or consolidation of any principal subsidiary bank with or into any other corporation, or (iii) permit the sale or other disposition of all or substantially all of the assets of any principal subsidiary bank, in each case unless after giving effect to such transaction we would own, directly or indirectly, at least 80% of the voting shares of such principal subsidiary bank.
The indenture defines a principal subsidiary bank as any subsidiary bank, the consolidated assets of which constitute 20% or more of our consolidated assets or, any other subsidiary bank designated as a principal subsidiary bank pursuant to a board resolution and set forth in an officers’ certificate delivered to the trustee, or a subsidiary that owns, directly or indirectly, any voting shares, or securities convertible into, or options, warrants or rights to subscribe for or purchase voting shares of any such principal subsidiary bank. As of the date of this prospectus, only Synovus Bank is a principal subsidiary bank. The indenture defines voting shares as outstanding shares of capital stock of any class having voting power under ordinary circumstances to elect at least a majority of the board of directors.
Notwithstanding the foregoing, this covenant does not prohibit any such transaction if:
•	required by any law or any regulation or order of any governmental authority;
•	required as a condition imposed by law, regulation or order to the acquisition by us, directly or indirectly, of certain other entities also designated as principal subsidiary banks;
•
after such transaction, we own, directly or indirectly, not less than the percentage of voting shares of the principal subsidiary bank subject to the transaction that we owned prior to such transaction;

•
the proceeds of such transaction are used to invest within a certain amount of time in a subsidiary bank the assets of which are equal to at least 80% of the assets of the principal subsidiary bank being disposed of; or

•
such transaction is a merger, consolidation or sale of all or substantially all of the assets of a principal subsidiary bank with and into a principal subsidiary bank or us so long as Synovus owns, directly or indirectly, at least 80% of the voting shares of the surviving principal subsidiary bank.

Under the terms of the indenture, we will be required to furnish to the trustee annually, on or before a date not more than four months after the end of our fiscal year, a brief certificate from our principal executive, financial or accounting officer as to his or her knowledge of our compliance with all conditions and covenants under the indenture.
Merger, Consolidation or Sale of Assets
We may not consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of our property and assets (in one transaction or a series of related transactions) to, any Person unless either:
•	Synovus is the continuing Person; or
•
the Person (if other than Synovus) formed by such consolidation or into which Synovus is merged or to which properties and assets of Synovus shall be sold, conveyed, transferred or leased is a corporation organized and validly existing under the laws of the United States of America or any jurisdiction thereof and expressly assumes, by a supplemental indenture, executed and delivered to the trustee, all of the obligations of Synovus on all series of notes and under the indenture; and

•	Synovus, in the case of either of the above, has delivered to the trustee:
•
an opinion of counsel stating that such consolidation, merger or sale, conveyance, transfer or lease and such supplemental indenture (if any) complies with the provisions of the indenture concerning mergers, consolidations or sale of assets, and that all conditions precedent provided for in such provisions relating to such transaction have been complied with and that such supplemental indenture (if any) constitutes the legal, valid and binding obligation of Synovus and such successor enforceable against such Person in accordance with its terms, subject to customary exceptions, and

•	an officers’ certificate to the effect that immediately after giving effect to such transaction, no default shall have occurred and be continuing.
Upon any such consolidation or merger, or any sale, conveyance, transfer, lease or other disposition of all or substantially all of our property and assets in accordance with the foregoing paragraph, the successor Person formed by such consolidation or into which we are merged or to which such sale, conveyance, transfer, lease or other disposition is made shall succeed to, and be substituted for, and may exercise every right and power of, Synovus under the indenture with the same effect as if such successor Person had been named as a party to the indenture and thereafter the predecessor Person, except in the case of a lease, shall be relieved of all obligations and covenants under the indenture and the notes.

For purposes of this section, the term “Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.
This covenant would not apply to any recapitalization transaction, change of control of Synovus or a transaction in which we incur a large amount of additional debt unless the transactions or change of control included a merger or consolidation or transfer or other disposition of all or substantially all of our assets. There are no covenants or other provisions in the indenture providing for a put or increased interest or that would otherwise afford holders of the notes additional protection in the event of a recapitalization transaction, a change of control of us or a transaction in which we incur or acquire a large amount of additional debt.
Although there is a limited body of case law interpreting the phrase “all or substantially all” and similar phrases, there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the property or assets of a person.
Additional Notes
We may in the future from time to time, without notice to or consent of the holders of the notes, create and issue additional notes having the same terms and conditions as the notes offered by this prospectus supplement in all respects, except for any differences in the issue date and price and interest accrued prior to the issue date of the additional notes; provided that if such additional notes are not fungible with the notes offered hereby for U.S. federal income tax and securities law purposes, the additional notes will have a separate CUSIP number. The notes offered hereby and any additional notes would rank equally and ratably and would be treated as a single class for all purposes under the indenture. No additional notes may be issued if any event of default has occurred and is continuing with respect to the notes.
Events of Default, Notice and Waiver
Each of the following “Events of Default” set forth in the indenture will be applicable to the notes:
•	we fail to pay the principal of the notes when due;
•	we fail for 30 days to pay any interest payable on the notes;
•
we default in the performance of or breach any other covenant or agreement we make in the indenture with respect to the notes which has continued for 90 days after written notice as provided for in accordance with the indenture by the trustee or the holders of at least 25% in principal amount of the notes; and

•	certain events of bankruptcy, insolvency or reorganization of Synovus occur.
If there is a continuing event of default under the indenture with respect to the notes, then the trustee or the holders of not less than 25% of the total principal amount of the notes may declare immediately due and payable the principal amount of the notes, and the interest accrued thereon, except that such amounts will automatically become immediately due and payable in cases of certain events of bankruptcy, insolvency or reorganization of us occurs. However, at any time after an acceleration with respect to the notes then outstanding has been declared or has occurred, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the notes may waive all defaults with respect to such notes, and rescind and annul such declaration and its consequences if:
•
we deposit with the trustee all required payments of the principal of, and interest on the notes (and, to the extent lawful, interest on overdue installments of interest) plus certain fees, expenses, disbursements and advances of the applicable trustee; and

•	all events of default, other than the nonpayment of accelerated principal of the notes, have been cured or waived as provided in the indenture.
The indenture also provides that the holders of not less than a majority in principal amount of the notes may waive an existing default with respect to the notes and its consequences, except a default consisting of:
•	our failure to pay the principal of or interest on the notes; or
•	a default relating to a covenant or provision contained in the indenture that by its terms cannot be modified or amended without the consent of the holders of each outstanding note.

The trustee is generally required to give notice to the holders of the notes within 90 days of an uncured default of which the trustee has actual notice under the indenture.
The indenture provides that no holder of the notes may institute a proceeding with respect to the indenture or for any remedy under the indenture, unless such holder has previously given notice to the trustee of a default or an event of default and the trustee fails to act for 60 days after:
•	such holder has previously given the trustee a written notice of a continuing event of default,
•
the trustee has received a written request to institute proceedings in respect of a default or an event of default from the holders of not less than 25% in principal amount of the notes, as well as an offer of indemnity reasonably satisfactory to the trustee; and

•	no direction inconsistent with such written request has been given to the trustee during that 60-day period by the holders of a majority in principal amount of the notes.
Subject to provisions in the indenture specifically relating to the trustee’s duties in case of default, the trustee is not under an obligation to exercise any of its rights or powers under the indenture at the request or direction of any holders of the notes, unless the holders of the notes have offered to the trustee security or indemnity reasonably satisfactory to the trustee against the costs, expenses and liabilities that might be incurred by the trustee in compliance with such request or direction. Subject to these provisions for the indemnification of the trustee, the holders of not less than a majority in principal amount of the notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or of exercising any trust or power conferred upon the trustee. However, the trustee may refuse to follow any direction which is in conflict with any law or the indenture, which may involve the trustee in personal liability or which may be unduly prejudicial to the holders of the notes not joining in the direction. The trustee may take any other proper action not inconsistent with the instructions received by such majority of holders.
Modification of the Indenture
Modification and amendment of the indenture may be made only with the consent of the holders of not less than a majority in principal amount of the notes except as provided in the indenture and described below. However, no modification or amendment may, without the consent of each holder affected thereby, do any of the following:
•	change the stated maturity of or any installment of interest on the principal of the notes;
•	reduce the principal amount of or the rate or amount of interest on the notes;
•	reduce the percentage of the holders of the notes necessary to modify or amend the indenture;
•
reduce the percentage of the holders of the notes necessary to approve any supplemental indenture or to waive compliance with certain provisions of the indenture or certain defaults and their consequences; or

•	make any change in the amendment or waiver provisions described herein with respect to the notes.
We and the trustee may modify or amend the indenture, without the consent of any holder of the notes for any of the following purposes:
•	to cure any ambiguity, defect or inconsistency in the indenture, provided that such action shall not materially and adversely affect the interests of the holders of the notes;
•	to comply with the provisions of the indenture concerning mergers, consolidations or sales of assets;
•	to comply with any requirements of the Securities and Exchange Commission to qualify the indenture under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”);
•	to evidence and provide for the acceptance or appointment of a successor trustee with respect to the notes or facilitate the administration of the trusts under the indenture by more than one trustee;
•	to establish the form of any securities and to provide for the issuance of any series of securities under the indenture and to set forth the terms thereof;
•	to provide for uncertificated or unregistered notes and to make all appropriate changes for such purpose;

•	to conform the terms of the notes and the indenture to the terms of this prospectus supplement; and
•	to make any change that does not materially and adversely affect the rights of any holder of notes.
Discharge of Obligations
Under the indenture, under certain circumstances, we may discharge certain obligations to holders of the notes that have not already been delivered to the trustee for cancellation. We can discharge these obligations by irrevocably depositing with the trustee funds in United States dollars or United States government obligations in an amount sufficient to pay the entire indebtedness on the notes, including the principal of and interest payable on the notes to the date of the deposit, if the notes have become due and payable, or to the maturity date, if the notes have not yet become due and payable.
Book-Entry, Delivery and Form
General
The notes offered hereby will be issued in registered, global form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes will be issued on the issue date therefor only against payment in immediately available funds.
The notes offered hereby initially will be represented by one or more permanent global certificates (which may be subdivided) in definitive, fully registered form without interest coupons, which we refer to as the “global notes.”
The global notes will be deposited upon issuance with the trustee as custodian for DTC in New York, New York, and registered in the name of DTC or its nominee for credit to an account of a direct or indirect participant in DTC (including the Euroclear System (“Euroclear”) or Clearstream Banking, S.A. (“Clearstream”)), as described below under “—Depositary Procedures.”
Except as set forth below, the global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global notes may not be exchanged for notes in certificated form except in the limited circumstances described below under “—Exchange of Book-Entry Notes for Certificated Notes.”
Transfers of beneficial interests in the global notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.
Depositary Procedures
The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them.
We do not take any responsibility for these operations and procedures and urge investors to contact the systems or their participants directly to discuss these matters. DTC is a limited-purpose trust company created to hold securities for its participating organizations, referred to as “participants,” and facilitate the clearance and settlement of transactions in those securities between DTC’s participants through electronic book-entry changes in accounts of its participants. DTC’s participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly, which entities are referred to as “indirect participants.”
Persons who are not DTC participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants. DTC has no knowledge of the identity of beneficial owners of securities held by or on behalf of DTC. DTC’s records reflect only the identity of its participants to whose accounts securities are credited. The ownership interests and transfer of ownership interests of each beneficial owner of each security held by or on behalf of DTC are recorded on the records of DTC’s participants and indirect participants.

Pursuant to procedures established by DTC:
•	upon deposit of the global notes, DTC will credit the accounts of its participants designated by the underwriters with portions of the principal amount of the global notes; and
•
ownership of such interests in the global notes will be maintained by DTC (with respect to its participants) or by DTC’s participants and indirect participants (with respect to other owners of beneficial interests in the global notes).

Investors in the global notes may hold their interests therein directly through DTC, if they are participants in such system, or indirectly through organizations (including Euroclear and Clearstream) that are participants or indirect participants in such system. Euroclear and Clearstream will hold interests in the notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositaries. The depositaries, in turn, will hold interests in the notes in customers’ securities accounts in the depositaries’ names on the books of DTC.
All interests in a global note, including those held through Euroclear or Clearstream, will be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream will also be subject to the procedures and requirements of these systems. The laws of some jurisdictions require that certain persons take physical delivery of certificates evidencing securities they own. Consequently, the ability to transfer beneficial interests in a global note to such persons will be limited to that extent. Because DTC can act only on behalf of its participants, which in turn act on behalf of indirect participants, the ability of beneficial owners of interests in a global note to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests. For certain other restrictions on the transferability of the notes, see “—Exchange of Book-Entry Notes for Certificated Notes.”
Except as described below, owners of interests in the global notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or holders thereof under the indenture for any purpose.
Payments in respect of the principal of, and interest on, a global note registered in the name of DTC or its nominee will be payable by the trustee (or the paying agent if other than the trustee) to DTC in its capacity as the registered holder under the indenture. We and the trustee will treat the persons in whose names the notes, including the global notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, none of us, the trustee or any of our respective agents has or will have any responsibility or liability for:
•
any aspect of DTC’s records or any participant’s or indirect participant’s records relating to or payments made on account of beneficial ownership interests in the global notes, or for maintaining, supervising or reviewing any of DTC’s records or any participant’s or indirect participant’s records relating to the beneficial ownership interests in the global notes; or

•	any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.
DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant participants with the payment on the payment date in amounts proportionate to their respective holdings in the principal amount of the relevant security as shown on the records of DTC, unless DTC has reason to believe it will not receive payment on such payment date. Payments by the participants and the indirect participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the participants or the indirect participants and will not be the responsibility of DTC, the trustee or us.
None of us or the trustee will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the notes, and we and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.
Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Cross-market transfers between participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their depositaries. Crossmarket transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in that system in accordance with the rules and procedures and within the established deadlines (Brussels time) of that system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositaries to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.
Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a global note from a participant in DTC will be credited and reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised us that cash received in Euroclear or Clearstream as a result of sales of interests in a global note by or through a Euroclear or Clearstream participant to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.
DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account with DTC interests in the global notes are credited and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction.
Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the global notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and the procedures may be discontinued at any time. None of us or the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.
The information in this section concerning DTC, Euroclear and Clearstream and their book-entry systems has been obtained from sources that we believe to be reliable, but we do not take any responsibility for the accuracy thereof.
Exchange of Book-Entry Notes for Certificated Notes
The global notes are exchangeable for certificated notes in definitive, fully registered form without interest coupons only in the following limited circumstances:
•	DTC (1) notifies us that it is unwilling or unable to continue as depositary for the global notes or (2) has ceased to be a clearing agency registered under the Exchange Act, or
•	if there shall have occurred and be continuing an event of default with respect to the notes.
In all cases, certificated notes delivered in exchange for any global note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of DTC (in accordance with its customary procedures).
Same-Day Settlement and Payment
Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System.
Trustee
The Bank of New York Mellon Trust Company, N.A. will act as trustee for the notes. From time to time, we and some of our subsidiaries may maintain deposit accounts and conduct other banking transactions, including lending transactions, with the trustee in the ordinary course of business. Additionally, The Bank of

New York Mellon Trust Company, N.A. serves as trustee under the indenture involving our existing debt securities. Upon the occurrence of an event of default or an event which, after notice or lapse of time or both, would become an event of default under the notes, or upon the occurrence of a default under another indenture under which The Bank of New York Mellon Trust Company, N.A. serves as trustee, the trustee may be deemed to have a conflicting interest with respect to the other debt securities as to which we are not in default for purposes of the Trust Indenture Act and, accordingly, may be required to resign as trustee under the indenture. In that event, we would be required to appoint a successor trustee.
Notices
Any notices required to be given to the holders of the notes will be given to DTC.
Governing law
The indenture and the notes are governed by and will be construed in accordance with the laws of the State of New York.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following is a general discussion of certain U.S. federal income tax consequences of the ownership and disposition of the notes offered hereby. Except where noted, this discussion addresses only those beneficial owners of the notes who hold the notes as capital assets (generally, investment property) for U.S. federal income tax purposes and who acquire the notes for a price equal to the issue price of the notes (i.e., the first price at which a substantial amount of the notes is sold, other than to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). The discussion does not address consequences of U.S. federal non-income taxes (such as estate or gift taxes) or of any foreign, U.S. state or local taxes. This discussion does not address special U.S. federal income tax rules that may be applicable to certain categories of beneficial owners of the notes, such as:
•	brokers, dealers or traders in securities or currencies;
•	U.S. persons whose “functional currency” is not the U.S. dollar;
•	persons subject to the alternative minimum tax;
•	certain U.S. expatriates;
•	financial institutions;
•	insurance companies;
•	pass-through entities, including partnerships and entities and arrangements classified as partnerships for U.S. federal income tax purposes, and beneficial owners of such pass-through entities;
•	persons holding notes as part of a conversion, constructive sale, wash sale, hedge, straddle or other integrated transaction;
•	controlled foreign corporations, passive foreign investment companies, regulated investment companies and real estate investment trusts and shareholders of such corporations;
•
persons required for U.S. federal income tax purposes to accelerate the recognition of any item of gross income with respect to the notes as a result of such income being recognized on an applicable financial statement;

•	governmental entities, entities that are tax-exempt for U.S. federal income tax purposes and retirement plans, individual retirement accounts, and tax-deferred accounts; and
•	persons that acquire the notes for a price other than the issue price of the notes.
If you are a partnership (or an entity or arrangement classified as a partnership for U.S. federal income tax purposes) holding notes, or a partner in such a partnership, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Partnerships and partners should consult their own tax advisor as to the U.S. federal income tax consequences of owning and disposing of the notes.
This summary is for general information only and is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations, administrative rulings and judicial decisions, all as in effect as of the date hereof. Subsequent developments in U.S. federal income tax law, including changes in law or differing interpretations, may affect the tax consequences described herein (possibly with retroactive effect).
You are urged to consult your tax advisor with regard to the application of the U.S. federal income tax laws to your particular situation as well as any tax consequences arising under other federal tax laws (such as estate and gift tax laws) or the laws of any state, local or non-U.S. taxing jurisdiction.
Tax Consequences to U.S. Holders
This section applies to you if you are a “U.S. Holder.” As used herein, the term “U.S. Holder” means a beneficial owner of a note that is, for U.S. federal income tax purposes:
•	an individual citizen or resident of the United States;
•
a corporation (or other entity classified as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or
•
a trust if (i) a court within the United States is able to exercise primary supervision over its administration and one or more “United States persons” (within the meaning of the Code) have authority to control all substantial decisions of the trust or (ii) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

Payments of Interest
Stated interest on your notes will be taxed as ordinary interest income. If you use the cash method of accounting for U.S. federal income tax purposes, you will have to include the interest on your notes in your gross income at the time you receive the interest. If you use the accrual method of accounting for U.S. federal income tax purposes, you will have to include the interest on your notes in your gross income at the time the interest accrues.
Sale or Other Taxable Disposition of Notes
Upon the sale, exchange, redemption, retirement or other taxable disposition of a note, you generally will recognize taxable gain or loss equal to the difference, if any, between the amount you realize on the disposition (less any amount attributable to accrued interest, which will be taxable as ordinary interest income to the extent not previously included in gross income as described under “— Payments of Interest” above) and your adjusted tax basis in the note. Your adjusted tax basis in the note generally will equal the cost of the note to you.
Your gain or loss will generally be capital gain or loss. Your gain or loss will be long-term capital gain or loss if at the time of the sale or other taxable disposition you have held the note for more than one year. Long-term capital gains recognized by certain non-corporate U.S. Holders, including individuals, will be subject to a preferential tax rate. The deductibility of capital losses may be subject to limitations.
Backup Withholding and Information Reporting
In general, information reporting requirements apply to payments to a non-corporate U.S. Holder of interest on the notes and the proceeds of a sale or other disposition (including a retirement or redemption) of the notes.
You will generally be subject to backup withholding (currently at a rate of 24%) on these payments if you fail to provide a correct taxpayer identification number to the applicable withholding agent and comply with certain certification procedures, unless you otherwise establish an exemption from backup withholding. Backup withholding is not an additional tax and any amounts withheld may be credited against your U.S. federal income tax liability (and, if the amounts withheld exceed your U.S. federal income tax liability, may entitle you to a refund), if you timely provide required information to the IRS. You should consult your tax advisor regarding your qualification for an exemption from backup withholding, and the procedures for establishing such exemption, if applicable.
Medicare Tax on Net Investment Income
Certain U.S. Holders that are individuals, estates or trusts are subject to an additional 3.8% Medicare tax on “net investment income” (or, in the case of an estate or trust, “undistributed net investment income”), which includes, among other things, interest on and gains from the sale or other disposition of the notes. U.S. Holders that are individuals, estates or trusts should consult their tax advisors regarding the effect, if any, of the 3.8% Medicare tax.
Tax Consequences to Non-U.S. Holders
This section applies to you if you are a “Non-U.S. Holder.” As used herein, the term “Non-U.S. Holder” means a beneficial owner of a note that is, for U.S. federal income tax purposes:
•	a nonresident alien individual;
•	a foreign corporation; or
•	a foreign estate or trust.

Payments on the Notes
Subject to the discussion below concerning backup withholding and FATCA (as defined below), U.S. federal withholding tax will not be applied to any payments of principal or interest on the notes made by us or any paying agent to you, provided that, in the case of interest:
•	the interest is not effectively connected with the conduct by you of a trade or business in the United States;
•	you are not a bank described in Section 881(c)(3)(A) of the Code;
•	you do not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of Section 871(h)(3) of the Code;
•	you are not a controlled foreign corporation that is related, directly or indirectly, to us through stock ownership; and
•
either (i) you certify, under penalties of perjury, on a properly executed applicable IRS Form W-8BEN or W-8BEN-E that you are not a United States person or (ii) you hold the notes through certain non-U.S. intermediaries or certain non-U.S. partnerships, and you and the non-U.S. intermediary or non-U.S. partnership satisfy the certification requirements of applicable Treasury Regulations.

If you fail to satisfy the requirements above, payments of interest will be subject to a 30% U.S. federal withholding tax, unless you provide the applicable withholding agent with a properly executed (1) IRS Form W-8BEN or W-8BEN-E, as applicable (or other applicable form), claiming an exemption from or reduction in withholding under an applicable income tax treaty or (2) IRS Form W-8ECI (or other applicable form) stating that such interest income is effectively connected with the conduct by you of a trade or business in the United States.
If interest on your notes is effectively connected with the conduct by you of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment), then, although you will be exempt from the 30% U.S. federal withholding tax provided the certification requirements discussed above are satisfied, you will generally be taxed on the interest in the same manner as if you were a U.S. Holder (see “Tax Consequences to U.S. Holders” above). In addition, if a Non-U.S. Holder is a foreign corporation, it may be subject to the 30% branch profits tax (or lower rate under an applicable income tax treaty) on its effectively connected earnings and profits, subject to adjustments.
Sale or Other Taxable Disposition of Notes
If you are a Non-U.S. Holder, gain recognized on the sale, exchange, redemption, retirement or other taxable disposition of a note will not be subject to U.S. federal income tax unless:
•
the gain is effectively connected with the conduct by you of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment); or

•	you are an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met.
If you are a Non-U.S. Holder described in the first bullet point above, you will generally be taxed as if you were a U.S. Holder (see “Tax Consequences to U.S. Holders” above). In addition, if you are a foreign corporation described in the first bullet point above, you may be subject to the 30% branch profits tax (or lower rate under an applicable income tax treaty) on your effectively connected earnings and profits, subject to adjustments. You should consult your tax advisor with respect to the U.S. tax consequences of the ownership and disposition of the notes, including the possible imposition of the branch profits tax.
If you are an individual Non-U.S. Holder described in the second bullet point above, your gain on the sale, exchange, redemption, retirement or other taxable disposition of the note (which gain may be offset by certain U.S.-source losses) generally will be subject to a 30% tax, unless an applicable income tax treaty provides otherwise. If you are such an individual, you should consult your tax advisor regarding the U.S. federal income tax consequences of the sale, exchange, redemption, retirement or other taxable disposition of the notes.

Backup Withholding and Information Reporting
Generally, the amount of interest paid to Non-U.S. Holders and the amount of tax, if any, withheld on those payments must be reported annually to the IRS and to Non-U.S. Holders. Copies of the information returns reporting such interest and withholding may also be made available to the tax authorities in the country in which a Non-U.S. Holder resides under the provisions of an applicable income tax treaty or tax information exchange agreement.
Unless you certify that you are not a United States person (generally, by complying with the certification procedures described in the last bullet point under “—Payments on the Notes”) or otherwise establish an exemption, you will be subject to additional information reporting and, depending on the circumstances, backup withholding (currently at a 24% rate) on payments on the notes or on the proceeds from a sale or other disposition of the notes within the United States or conducted through certain U.S.-related financial intermediaries.
Backup withholding is not an additional tax and any amounts withheld may be credited against your U.S. federal income tax liability (and, if the amounts withheld exceed your U.S. federal income tax liability, may entitle you to a refund), if you timely provide required information to the IRS.
Foreign Account Tax Compliance Act
Under Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (collectively, “FATCA”), a 30% U.S. federal withholding tax may apply to interest income on notes paid to certain non-U.S. entities (whether such non-U.S. entity is the beneficial owner or an intermediary) that fail to comply with certain certification, withholding and information reporting requirements (which may include entering into an agreement with the IRS) or fail to satisfy the requirements of an applicable FATCA intergovernmental agreement. While withholding under FATCA would have applied to payments of gross proceeds from the sale or other disposition of notes on or after January 1, 2019, proposed Treasury Regulations eliminated FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued. You should consult your own tax advisor regarding the effect, if any, of the FATCA rules based on your particular circumstances.

BENEFIT PLAN INVESTOR CONSIDERATIONS
The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and Section 4975 of the Code, impose certain requirements on (a) “employee benefit plans” within the meaning of Section 3(3) of ERISA that are subject to Title I of ERISA, (b) plans, including individual retirement accounts, Keogh plans and other arrangements, that are subject to the prohibited transaction provisions of Section 4975 of the Code, (c) entities whose underlying assets include “plan assets” (as defined in U.S. Department of Labor regulation 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA (the “Plan Asset Regulations”)) by reason of any such employee benefit plan or plan’s investment therein (we refer to the foregoing collectively as “Plans”) and (d) persons who are fiduciaries with respect to Plans.
In addition to ERISA’s general fiduciary standards, Section 406 of ERISA and Section 4975 of the Code prohibit certain transactions involving the assets of a Plan and persons who have specified relationships to the Plan, i.e., “parties in interest” as defined in ERISA or “disqualified persons” as defined in Section 4975 of the Code (we refer to the foregoing collectively as “parties in interest”) unless exemptive relief is available under an exemption issued by the U.S. Department of Labor. Parties in interest that engage in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and Section 4975 of the Code. The Plan Asset Regulations describe what constitutes the assets of a Plan with respect to the Plan’s investment in an entity for purposes of certain provisions of ERISA, including the fiduciary responsibility and prohibited transaction provisions of Title I of ERISA and Section 4975 of the Code. The Plan Asset Regulations describe the circumstances under which the assets of an entity in which a Plan invests will be considered to be “plan assets” in a manner that any person who exercises control over those assets would be subject to ERISA’s fiduciary standards and the prohibited transaction restrictions of ERISA and the Code. Under the Plan Asset Regulations, if a Plan invests in an “equity interest” of an entity that is neither a “publicly-offered security” (within the meaning of the Plan Asset Regulations) nor a security issued by an investment company registered under the Investment Company Act, the Plan’s assets include both the equity interest and an undivided interest in each of the entity’s underlying assets, unless it is established that the entity is an “operating company” or that equity participation in the entity by Plans is not “significant.” The term “equity interest” is defined in the Plan Asset Regulations as any interest in an equity other than an instrument that is treated as indebtedness under “applicable local law” which has no “substantial equity features.”
Although there is no authority directly on point, we believe that, at the time of their issuance, the notes should be treated as indebtedness without substantial equity features for purposes of the Plan Asset Regulations.
Without regard to whether the notes are considered to be an “equity interest” or debt for purposes of the Plan Asset Regulation, the acquisition or holding of notes by or on behalf of a Plan could be considered to give rise to a prohibited transaction if the issuer, an underwriter, or any of their respective affiliates is or becomes a party in interest or a disqualified person with respect to such Plan. We, the underwriters and our and the underwriters’ current and future affiliates may be parties in interest with respect to many Plans. Thus, a Plan fiduciary considering an investment in notes should also consider whether such an investment might constitute or give rise to a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.
Certain exemptions from the prohibited transaction rules could be applicable, depending on the type of Plan involved and the circumstances of the Plan fiduciary’s decision to acquire or hold a note. In this regard, each prospective purchaser that is, or is acting on behalf of, a Plan, and proposes to purchase notes, should consider the exemptive relief available under the following prohibited transaction class exemptions, or PTCEs: (A) the in-house asset manager exemption (PTCE 96-23), (B) the insurance company general account exemption (PTCE 95-60), (C) the bank collective investment fund exemption (PTCE 91-38), (D) the insurance company pooled separate account exemption (PTCE 90-1) and (E) the qualified professional asset manager exemption (PTCE 84-14). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide a limited exemption for the purchase and sale of securities and related lending transactions, provided that neither the issuer of the securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than adequate consideration in connection with the transaction (the so-called “service provider exemption”). Even if the conditions specified in one or more of these exemptions are met, the scope of the relief provided by these exemptions might not cover all acts in connection with an investment in the notes. Each of the above-noted exemptions contains conditions and limitations on its application. Fiduciaries of Plans considering acquiring and/or holding notes in reliance on these or any other exemption should carefully review the exemption to assure it is applicable. There can be no assurance that any of these statutory or class exemptions, or any other exemption, will be available with respect to transactions involving the notes.
Plans that are governmental plans, non-U.S. plans and certain church plans (such plans, “Non-ERISA Arrangements” and, collectively with the Plans, “Benefit Plans”), while not necessarily subject to the prohibited transaction provisions of Title I of ERISA or Section 4975 of the Code, may nevertheless be subject to similar laws (“Similar Laws”) which may affect their investment in the notes. Fiduciaries of any such Non-ERISA Arrangements should consult with counsel before deciding whether to acquire or hold any notes.
Fiduciaries of any Benefit Plans should consult their own legal counsel concerning the impact of ERISA and the Code, the availability of other exemptions from the prohibited transaction rules that may apply to them, and the potential consequences in their specific circumstances before purchasing the notes. Each Benefit Plan fiduciary should also determine whether under the general fiduciary standards of investment prudence and diversification, an investment in the notes is appropriate for the Benefit Plan, taking into account the overall investment policy of the Benefit Plan and the composition of the Benefit Plan’s investment portfolio.
Each purchaser or holder of a note, and each fiduciary who causes any entity to purchase or hold a note, shall be deemed to have represented and warranted, on each day such purchaser or holder holds such notes, that either (i) it is not a Benefit Plan and it is not purchasing or holding notes on behalf of or with the assets of any Benefit Plan; or (ii) its purchase, holding and subsequent disposition of such notes shall not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Code or any provision of applicable Similar Law.
Each purchaser of a note will have exclusive responsibility for ensuring that its purchase, holding and subsequent disposition of the note does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any Similar Law. Nothing herein shall be construed as a representation that an investment in the notes would meet any or all of the relevant legal requirements with respect to investments by, or is appropriate for, Plans or Non-ERISA Arrangements generally or any particular Plan or Non-ERISA Arrangement.

UNDERWRITING (CONFLICTS OF INTEREST)
Morgan Stanley & Co. LLC and Goldman Sachs & Co. LLC are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in a firm commitment underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the principal amount of notes set forth opposite its name below.
Underwriter	Principal Amount of Notes
Morgan Stanley & Co. LLC	$168,000,000
Goldman Sachs & Co. LLC	$150,500,000
Citigroup Global Markets Inc.	$8,750,000
Wells Fargo Securities, LLC	$8,750,000
Keefe, Bruyette & Woods, Inc.	$8,750,000
Synovus Securities, Inc.	$5,250,000
Total	$350,000,000
Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the notes sold under the underwriting agreement if any of these notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.
We have agreed to indemnify the underwriters and their controlling persons against certain liabilities in connection with this offering, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.
The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.
Commissions and Discounts
The representatives have advised us that the underwriters propose initially to offer the notes to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at such price less a concession not in excess of 0.200% of the principal amount of the notes. In addition, the underwriters may allow, and those selected dealers may re-allow, a concession of up to 0.150% of the principal amount of the notes to certain other dealers. After the initial offering, the public offering price, concession, reallowance or any other term of the offering may be changed.
The expenses of the offering, not including the underwriting discount, are estimated at $750,000 and are payable by us.
New Issue of Notes
The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for inclusion of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

Settlement
We expect that delivery of the notes will be made to investors on or about August 11, 2022, which will be the fifth business day following the date of this prospectus supplement (such settlement being referred to as “T+5“). Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the delivery of the notes hereunder will be required, by virtue of the fact that the notes initially settle in T+5, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to their date of delivery hereunder should consult their advisors.
Short Positions
In connection with the offering, the underwriters may purchase and sell the notes in the open market. These transactions may include short sales and purchases on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of notes than they are required to purchase in the offering. The underwriters must close out any short position by purchasing notes in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.
Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market.
Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.
Other Relationships
Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.
In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
Conflicts of Interest
Our affiliate Synovus Securities, Inc. is a FINRA member and an underwriter in this offering. Accordingly, this offering is being made in compliance with the requirements of FINRA Rule 5121. In accordance with that rule, no “qualified independent underwriter” is required because the notes will be rated investment grade. Synovus Securities, Inc. will not confirm sales to discretionary accounts without the prior written approval of the customer.

Selling Restrictions
Prohibition of Sales to European Economic Area Retail Investors
The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive 2016/97/EU (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.
Prohibition of Sales to United Kingdom Retail Investors
The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of (i) a retail client, as defined in point (11) of Article 4(1) of MiFID II as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (“FSMA”) and any rules or regulations made under the FSMA to implement the Insurance Distribution Directive, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in article 2 of Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA. Consequently, no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.
Canada
The notes may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and that are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable Canadian securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
Hong Kong
This prospectus supplement has not been delivered to the Hong Kong Companies Registry for registration and its contents have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in doubt about the content of this prospectus supplement, you should obtain professional advice.

The notes have not been offered or sold and will not be offered or sold in Hong Kong by means of any document other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “SFO”) and any rules made under the SFO, or (ii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong (the “CO”). No advertisement, invitation or document relating to the notes has been or may be issued or has been or may be in the possession of any person for the purpose of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the SFO and any rules made under the SFO.
Japan
The notes have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended, the “FIEL”) and, accordingly, have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan or any corporation or other entity organized under the laws of Japan), or to others for reoffering or resale, directly or indirectly, in Japan or to, or for the benefit of, a resident of Japan except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEL and any other applicable laws, regulations and governmental guidelines in Japan.
Singapore
This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined in Section 4A(1)(c) of the Securities and Futures Act 2001 of Singapore (the “SFA”)) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person who acquires the notes as principal pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.
Where the notes are acquired under Section 275 of the SFA:
(a)
by a corporation (which is not an accredited investor (as defined in Section 4A(1)(a) of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	for a trust (where the trustee is not an accredited investor) which sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 2(1) of the SFA) or securities-based derivatives contracts (as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust, shall not be transferred within six months after the notes have been acquired by that corporation or for that trust pursuant to an offer made under Section 275 of the SFA except:
(1)
to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or in relation to the corporation, to any person arising from an offer referred to in Section 275(1A) or in relation to that trust, under Section 276(4)(i)(B) of the SFA;

(2)	where no consideration is or will be given for the transfer; or
(3)	where the transfer is by operation of law.
Singapore Securities and Futures Act Product Classification – Solely for the purposes of its obligations pursuant to Sections 309B(1)(a) and 309B(1)(c) of the SFA, CSC has determined, and hereby notifies all relevant persons (as defined in Section 309A of the SFA) that the notes are prescribed capital markets products (as defined in Section 309B(10) of the SFA) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).
Switzerland
This prospectus supplement is not intended to constitute an offer or solicitation to purchase or invest in the notes described herein. The notes may not be publicly offered, sold or advertised, directly or indirectly, in, into or from Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) except (i) to investors that qualify as professional clients within the meaning of the FinSA or (ii) in any other circumstances falling within article 36(1) FinSA. The notes will not be listed on the SIX Swiss Exchange or on any other exchange or regulated trading facility in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to the notes constitutes a prospectus as such term is understood pursuant to articles 35 et seq. FinSA and articles 43 et seq. of the Swiss Financial Services Ordinance, and neither this prospectus supplement nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.
Neither this prospectus supplement nor any other offering or marketing material relating to the offering, the issuer, or the notes have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus supplement will not be filed with, and the offer of notes will not be supervised by, a reviewing authority licensed by the Swiss Financial Market Supervisory Authority.
Taiwan
The notes have not been, and will not be, registered with the Financial Supervisory Commission of Taiwan, the Republic of China (“Taiwan”) pursuant to applicable securities laws and regulations. No person or entity in Taiwan is authorized to distribute or otherwise intermediate the offering of the notes or the provision of information relating to this prospectus supplement and the accompanying prospectus. The notes may be made available for purchase outside Taiwan by investors residing in Taiwan (either directly or through properly licensed Taiwan intermediaries acting on behalf of such investors), but may not be issued, offered or sold in Taiwan. No subscription or other offer to purchase the notes shall be binding on us until received and accepted by us or any underwriter outside of Taiwan (the “Place of Acceptance”), and the purchase/sale contract arising therefrom shall be deemed a contract entered into in the Place of Acceptance.

LEGAL MATTERS
The validity of the notes offered by this prospectus supplement will be passed upon for us by Alston & Bird LLP, Atlanta, Georgia. The validity of the notes offered by this prospectus supplement will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP, New York, New York.
EXPERTS
The consolidated financial statements of Synovus Financial Corp. and its subsidiaries as of December 31, 2021 and 2020, and for each of the years in the three-year period ended December 31, 2021, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2021, incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2021 financial statements refers to a change to the method of accounting for the recognition and measurement of credit losses as of January 1, 2020 due to the adoption of ASC 326, Financial Instruments – Credit Losses.

PROSPECTUS

COMMON STOCK
PREFERRED STOCK
DEPOSITARY SHARES
WARRANTS
DEBT SECURITIES
PURCHASE CONTRACTS
UNITS
The securities listed above may be offered and sold by us or by selling shareholders to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. We will provide specific terms of each issuance of these securities in supplements to this prospectus. In addition, selling shareholders to be identified in the future may sell these securities from time to time, on terms described in the applicable prospectus supplement. This prospectus describes some of the general terms that may apply to these securities. You should read this prospectus and any supplement carefully before you decide to invest.
This prospectus may not be used to consummate sales of these securities unless it is accompanied by the applicable prospectus supplement. Synovus Financial Corp.’s common stock is traded on the New York Stock Exchange (“NYSE”) under the trading symbol “SNV.”
Any securities offered by this prospectus and any accompanying prospectus supplement will be equity securities or unsecured obligations and will not be savings accounts, deposits or other obligations of any banking or non-banking subsidiary of ours and are not insured by the Federal Deposit Insurance Corporation, the bank insurance fund or any other governmental agency or instrumentality.
Investing in these securities involves certain risks. You should carefully read and consider the information referred to under the heading “Risk Factors” beginning on page 8 of this prospectus and set forth in the documents incorporated by reference herein before you invest in our securities.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is August 2, 2022.

ABOUT THIS PROSPECTUS
Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus to “Synovus,” “we,” “us,” “our,” or similar references mean Synovus Financial Corp. and its consolidated subsidiaries.
This prospectus is part of a registration statement we have filed with the Securities and Exchange Commission (“SEC”) using a “shelf” registration process. Using this process, we may offer and sell any combination of the securities described in this prospectus in one or more offerings.
This prospectus provides you with a general description of the securities we may offer. Each time this prospectus is used to offer and sell securities, we will provide a prospectus supplement and, if applicable, a pricing supplement that will describe the specific terms of the offering. The prospectus supplement and any pricing supplement may also add to, update or change the information contained in this prospectus. Please carefully read this prospectus, the prospectus supplement and any applicable pricing supplement, in addition to the information contained in the documents we refer to under the heading “Where You Can Find More Information.”
You should rely only on the information incorporated by reference or provided in this prospectus, any prospectus supplement or any pricing supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus, any prospectus supplement or any pricing supplement is accurate as of any date other than the date on the front of the document and that any information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference.

FORWARD-LOOKING STATEMENTS
Certain statements made or incorporated by reference in this prospectus which are not statements of historical fact constitute forward-looking statements within the meaning of, and subject to the protections of, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements with respect to Synovus’ beliefs, plans, objectives, goals, targets, expectations, anticipations, assumptions, estimates, intentions and future performance and involve known and unknown risks, many of which are beyond Synovus’ control and which may cause Synovus’ actual results, performance or achievements or the financial services industry or economy generally, to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements.
All statements other than statements of historical fact are forward-looking statements. You can identify these forward-looking statements through Synovus’ use of words such as “believes,” “anticipates,” “expects,” “may,” “will,” “assumes,” “predicts,” “could,” “should,” “would,” “intends,” “targets,” “estimates,” “projects,” “plans,” “potential” and other similar words and expressions of the future or otherwise regarding the outlook for Synovus’ future business and financial performance and/or the performance of the financial services industry and economy in general. Forward-looking statements are based on the current beliefs and expectations of Synovus’ management and are subject to significant risks and uncertainties. Actual results may differ materially from those contemplated by such forward-looking statements. A number of factors could cause actual results to differ materially from those contemplated by the forward-looking statements in this document. Many of these factors are beyond Synovus’ ability to control or predict. These factors include, but are not limited to:
(1)	the risk that competition in the financial services industry, including competition from nontraditional banking institutions such as Fintechs, may adversely affect our future earnings and growth;
(2)
the risk that we may not realize the expected benefits from our strategic initiatives or that we may not be able to realize growth and efficiency gains in the time period expected, which could regularly affect our future profitability;

(3)	our ability to attract and retain employees and the impact of senior leadership transitions that are key to our strategic initiatives;
(4)
the risk that an economic downturn and contraction, including a recession, could have a material adverse effect on our capital, financial condition, credit quality, results of operations and future growth, including the risk that the strength of the current economic environment could be weakened by the continued impact of COVID-19 and by current supply chain challenges and inflation;

(5)
risks related to our strategic implementation of new lines of business, new products and services, and new technologies and an expansion of our existing business opportunities with a renewed focus on innovation;

(6)	the risk that we may be required to make substantial expenditures to keep pace with regulatory initiatives and the rapid technological changes in the financial services market;
(7)	the risk that prolonged periods of inflation could have on our business, profitability and our stock price;
(8)
changes in the interest rate environment, including changes to the federal funds rate, and competition in our primary market area may result in increased funding costs or reduced earning assets yields, thus reducing margins and net interest income;

(9)
the impact of recent and proposed changes in governmental policy, laws and regulations, proposed and recently enacted changes in monetary policy and in the regulation and taxation of banks and financial institutions, or the interpretation or application thereof and the uncertainty of future implementation and enforcement of these regulations, including the risk of inflationary pressure and interest rate increases;

(10)	the risk that our current and future information technology system enhancements and operational initiatives may not be successfully implemented, which could negatively impact our operations;
(11)
risks related to our business relationships with, and reliance upon, third parties that have strategic partnerships with us or that provide key components of our business infrastructure, including the costs of services and products provided to us by third parties, and risks related to disruptions in service or financial difficulties with a third-party vendor or business relationship;

(12)
the risk that our enterprise risk management framework, our compliance program, or our corporate governance and supervisory oversight functions may not identify or address risks adequately, which may result in unexpected losses;

(13)	risks that our asset quality may deteriorate or that our allowance for credit losses may prove to be inadequate or may be negatively affected by credit risk exposures;
(14)
risks related to the ability of our operational framework to identify and manage risks associated with our business such as credit risk, compliance risk, reputational risk, and operational risk, including by virtue of our relationships with third-party business partners, as well as our relationship with third-party vendors and other service providers;

(15)
the risk that we may be exposed to potential losses in the event of fraud and/or theft, or in the event that a third-party vendor, obligor, or business partner fails to pay amounts due to us under that relationship or under any arrangement that we enter into with them;

(16)
our ability to identify and address cyber-security risks such as data security breaches, malware, “denial of service” attacks, “hacking” and identity theft, a failure of which could disrupt our business and result in the disclosure of and/or misuse or misappropriation of confidential or proprietary information, disruption or damage of our systems, increased costs, significant losses, or adverse effects to our reputation;

(17)	the risks and uncertainties related to the impact of the continuing COVID-19 pandemic on our assets, business, capital and liquidity, financial condition, prospects and results of operations;
(18)	changes in the cost and availability of funding due to changes in the deposit market and credit market;
(19)
the impact on our financial results, reputation, and business if we are unable to comply with all applicable federal and state regulations or other supervisory actions or directives and any necessary capital initiatives;

(20)	the risks that if economic conditions worsen further or regulatory capital rules are modified, we may be required to undertake initiatives to improve or conserve our capital position;
(21)
restrictions or limitations on access to funds from historical and alternative sources of liquidity could adversely affect our overall liquidity, which could restrict our ability to make payments on our obligations and our ability to support asset growth and sustain our operations and the operations of Synovus Bank, a Georgia state-chartered bank and wholly-owned subsidiary of Synovus (“Synovus Bank”);

(22)	our ability to receive dividends from our subsidiaries could affect our liquidity, including our ability to pay dividends or take other capital actions;
(23)	risks related to our ESG strategies and initiatives, the scope and pace of which could alter our reputation and shareholder, employee, client and third-party relationships;
(24)
risks related to the continued use, availability and reliability of the London Interbank Offered Rate (“LIBOR”) and the risks related to the transition from LIBOR to any alternate reference rate we may use;

(25)
the risk that we may not be able to identify suitable bank and non-bank acquisition opportunities as part of our growth strategy and even if we are able to identify attractive acquisition opportunities, we may not be able to complete such transactions on favorable terms or realize the anticipated benefits from such acquisitions;

(26)	the risk that we could realize losses if we sell non-performing assets and the proceeds we receive are lower than the carrying value of such assets;
(27)
risks related to regulatory approval to take certain actions, including any dividends on our common stock or preferred stock, any repurchases of common stock or any other issuance or redemption of any other regulatory capital instruments;

(28)	the risk that our concentrated operations in the Southeastern U.S. make us vulnerable to local economic conditions, local weather catastrophes, public health issues and other external events;
(29)	the costs and effects of litigation, investigations or similar matters, or adverse facts and developments related thereto;

(30)	risks related to the fluctuation in our stock price and general volatility in the stock market;
(31)	the effects of any damages to our reputation resulting from developments related to any of the items identified above; and
(32)
other factors and other information contained in this prospectus and in other reports and filings that we make with the SEC under the Exchange Act, including, without limitation, those found in “Part I - Item 1A. Risk Factors” of Synovus’ 2021 Form 10-K.

For a discussion of these and other risks that may cause actual results to differ from expectations, refer to “Part I - Item 1A. Risk Factors” and other information contained in Synovus’ 2021 Form 10-K and our other periodic filings, including quarterly reports on Form 10-Q and current reports on Form 8-K, that we file from time to time with the SEC. All written or oral forward-looking statements that are made by or are attributable to Synovus are expressly qualified by this cautionary notice. You should not place undue reliance on any forward-looking statements since those statements speak only as of the date on which the statements are made. Synovus undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of new information or unanticipated events, except as may otherwise be required by law.

WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC’s web site (http://www.sec.gov) and on the investor relations page of our website at http://investor.synovus.com. We maintain an Internet site where you can find additional information. The address of our Internet site is http://www.synovus.com. All Internet addresses provided in this prospectus or in any accompanying prospectus supplement are for informational purposes only and are not intended to be hyperlinks. In addition, the information on our Internet site, or any other Internet site described herein, is not a part of, and is not incorporated or deemed to be incorporated by reference in, this prospectus or any accompanying prospectus supplement or other offering materials.
We have filed a registration statement, of which this prospectus is a part, covering the securities offered hereby. As allowed by SEC rules, this prospectus does not contain all of the information set forth in the registration statement and the exhibits thereto. We refer you to the registration statement and the exhibits thereto for further information. This prospectus is qualified in its entirety by such other information.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The SEC allows us to “incorporate by reference” into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus from the date of filing those documents. Any reports filed by us with the SEC on or after the date of this prospectus will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.
This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC. They contain important information about Synovus and its financial condition:
(a)	Annual Report on Form 10-K for the year ended December 31, 2021,filed on February 25, 2022;
(b)
Those portions of the Definitive Proxy Statement on Schedule 14A filed by Synovus on March 15, 2022 in connection with its 2022 Annual Meeting of Shareholders that are incorporated by reference into its Annual Report on Form 10-K for the year ended December 31, 2021;

(c)	Quarterly Reports on Form 10-Q for the quarter ended March 31, 2022, filed on May 3, 2022, and for the quarter ended June 30, 2022, filed on August 2, 2022;
(d)
Current Reports on Form 8-K filed on February 18, 2022, March 15, 2022, April 29, 2022, June 9, 2022 and June 22, 2022 (in all instances other than information in such reports that is furnished and not deemed to be filed);

(e)
The description of Synovus’ common stock, $1.00 par value per share, set forth in the registration statement Form 8-A/A filed with the SEC on December 17, 2008, as amended by the description of our common stock contained in Exhibit 4.4 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, and as amended by any subsequent amendment or report filed with the SEC for the purpose of updating this description;

(f)
The description of Synovus’ Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series D, no par value and $25.00 liquidation preference per share (the “Series D Preferred Stock”) set forth on the registration statement on Form 8-A filed with the SEC on June 21, 2018, as amended by the description of our Series D Preferred Stock contained in Exhibit 4.4 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, and as amended by any subsequent amendment or report filed with the SEC for the purpose of updating this description; and

(g)
The description of Synovus’ Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series E, no par value and $25.00 liquidation preference per share (the “Series E Preferred Stock”) set forth on the registration statement on Form 8-A filed with the SEC on July 1, 2019, as amended by the description of our Series E Preferred Stock contained in Exhibit 4.4 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, and as amended by any subsequent amendment or report filed with the SEC for the purpose of updating this description.

All documents we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and prior to the termination of the offering of the securities to which this prospectus relates (other than information in such documents that is furnished and not deemed to be filed) shall be deemed to be incorporated by reference into this prospectus and to be part hereof from the date of filing of those documents. In case of a conflict or inconsistency between information contained in this prospectus and any accompanying prospectus supplement, and information incorporated by reference into this prospectus and any accompanying prospectus supplement, you should rely on the information that was filed later.
We will provide to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus (other than the exhibits to such documents which are not specifically incorporated by reference therein); we will provide this information at no cost to the requester upon written or oral request to:
Director of Investor Relations
Synovus Financial Corp.
1111 Bay Avenue, Suite 500
Columbus, Georgia 31901
(706) 641-6500

SYNOVUS FINANCIAL CORP.
Synovus Financial Corp. is a financial services company and a registered bank holding company headquartered in Columbus, Georgia. Through our wholly-owned subsidiary, Synovus Bank, a Georgia state-chartered bank that is a member of the Federal Reserve System, we provide commercial and consumer banking in addition to a full suite of specialized products and services, including private banking, treasury management, wealth management, mortgage services, premium finance, asset-based lending, structured lending and international banking. We also provide financial planning, and investment advisory services through our wholly-owned subsidiaries, Synovus Trust, and Synovus Securities, as well as our GLOBALT and Creative Financial Group divisions.
We were incorporated under the laws of the State of Georgia in 1972. Our principal executive offices are located at 1111 Bay Avenue, Suite 500, Columbus, Georgia 31901 and our telephone number at that address is (706) 641-6500. Our common stock is traded on the NYSE under the symbol “SNV.”

RISK FACTORS
Investing in our securities involves risks. You should carefully consider the risks described under “Risk Factors” in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q which descriptions are incorporated by reference herein, as well as the other information contained or incorporated by reference in this prospectus or in any prospectus supplement hereto before making a decision to invest in our securities. See “Where You Can Find More Information” above.

USE OF PROCEEDS
We intend to use the net proceeds from the sales of the securities as set forth in the applicable prospectus supplement.
We will not receive any proceeds from the resale of shares of common stock by selling shareholders under this prospectus or any supplement to it.

DESCRIPTION OF SECURITIES
This prospectus contains a summary of the securities that Synovus or any selling shareholders may sell. These summaries are not meant to be a complete description of each security. However, this prospectus and the accompanying prospectus supplement contain the material terms of the securities being offered.
DESCRIPTION OF CAPITAL STOCK
The following description summarizes the terms of our common stock and preferred stock but does not purport to be complete, and it is qualified in its entirety by reference to the applicable provisions of federal law governing bank holding companies, Georgia law and our articles of incorporation and bylaws. Our articles of incorporation and bylaws, as restated, are incorporated by reference as exhibits to our Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC. See the “Incorporation of Certain Information by Reference” section of this prospectus.
General
Our authorized capital stock consists of 342,857,143 shares of common stock, par value $1.00 per share, and 100,000,000 shares of preferred stock, no par value. As of July 31, 2022, there were 145,369,831 shares of our common stock and 22,000,000 shares of our preferred stock issued and outstanding, which includes 8,000,000 shares of our Series D Preferred Stock and 14,000,000 shares of our Series E Preferred Stock. All outstanding shares of our common stock and preferred stock are, and the shares to be sold under this prospectus supplement will be, when issued and paid for, fully paid and non-assessable.
Common Stock
Voting Rights
Holders of shares of our common stock have exclusive voting rights and are entitled to one vote per share of common stock on all matters voted by the shareholders, including election of directors.
Preemptive Rights; Cumulative Voting; Liquidation
Our common stock does not carry any preemptive rights enabling a holder to subscribe for or receive shares of our common stock. In the event of liquidation, holders of our common stock are entitled to share in the distribution of assets remaining after payment of debts and expenses and after required payments to holders of our preferred stock. Holders of shares of our common stock are entitled to receive dividends when declared by the board of directors out of funds legally available therefor, subject to the rights of the holders of our preferred stock. The outstanding shares of our common stock are validly issued, fully paid and nonassessable.
There are no redemption or sinking fund provisions applicable to our common stock.
Dividends
Under the laws of the State of Georgia, we, as a business corporation, may declare and pay dividends in cash or property unless the payment or declaration would be contrary to restrictions contained in our articles of incorporation, or unless, after payment of the dividend, we would not be able to pay our debts when they become due in the usual course of our business or our total assets would be less than the sum of our total liabilities. In addition, we are also subject to federal regulatory capital requirements that effectively limit the amount of cash dividends that we may pay to our shareholders.
We are a legal entity separate and distinct from Synovus Bank and our other non-bank subsidiaries. As a result, our primary sources of cash, including cash for the payment of dividends to our shareholders, are dividends from Synovus Bank and our other non-bank subsidiaries or securities offerings conducted by us. Various federal and state statutory provisions and regulations limit the amount of dividends that Synovus Bank and our non-bank subsidiaries may pay to us. Synovus Bank is a Georgia bank. Under the regulations of the Georgia Department of Banking and Finance (“GA DBF”), a Georgia bank must have approval of the GA DBF to pay cash dividends if, at the time of such payment:
•	the ratio of Tier 1 capital to average total assets is less than 6 percent;

•	the aggregate amount of dividends to be declared or anticipated to be declared during the current calendar year exceeds 50 percent of its net income for the previous calendar year; or
•	its total adversely classified assets in its most recent regulatory examination exceeded 80 percent of its Tier 1 capital plus its allowance for loan and lease losses.
The Georgia Financial Institutions Code contains restrictions on the ability of a Georgia bank to pay dividends other than from retained earnings without the approval of the GA DBF. As a result of the foregoing restrictions, Synovus Bank may be required to seek approval from the GA DBF to pay dividends to us.
In addition, we and Synovus Bank are subject to various general regulatory policies and requirements relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums. The appropriate federal bank regulatory authority may prohibit the payment of dividends where it has determined that the payment of dividends would be an unsafe or unsound practice and to prohibit payment thereof. The Federal Reserve has indicated that paying dividends that deplete a bank’s capital base to an inadequate level would be an unsafe and unsound banking practice. The Federal Reserve has indicated that depository institutions and their holding companies should generally pay dividends only out of current operating earnings.
Under a Federal Reserve policy adopted in 2009, the board of directors of a bank holding company must consider different factors to ensure that its dividend level is prudent relative to maintaining a strong financial position, and is not based on overly optimistic earnings scenarios, such as potential events that could affect its ability to pay, while still maintaining a strong financial position. As a general matter, the Federal Reserve has indicated that the board of directors of a bank holding company should consult with the Federal Reserve and eliminate, defer or significantly reduce the bank holding company’s dividends if:
•	its net income available to shareholders for the past four quarters, net of dividends previously paid during that period, is not sufficient to fully fund the dividends;
•	its prospective rate of earnings retention is not consistent with its capital needs and overall current and prospective financial condition; or
•	it will not meet, or is in danger of not meeting, its minimum regulatory capital adequacy ratios.
Preferred Stock
Our articles of incorporation provide that our board of directors has the authority, without further vote or action by our shareholders, to issue up to 100 million shares of preferred stock and may determine the preferences, limitations and relative rights of (i) any preferred stock before the issuance of any shares of preferred stock and (ii) one or more series of preferred stock, and designate the number of shares within that series, before the issuance of any shares of that series. Such preferences, limitations and relative rights may include dividend rights, dividend rate, voting rights, terms of redemption, redemption price or prices, conversion rights and liquidation preferences of the shares constituting any series. The issuance of preferred stock could adversely affect the rights of holders of common stock.
On June 28, 2019, we filed articles of amendment to our amended and restated articles of incorporation (the “Articles of Amendment”) which, among other things, authorized the issuance of 14,000,000 shares of Series E Preferred Stock. All of the authorized shares of Series E Preferred Stock were issued on July 1, 2019. The Series E Preferred Stock ranks senior to our common stock and at least equally with each other series of preferred stock we may issue (except for any senior series that may be issued with the requisite consent of the holders of the Series E Preferred Stock and all other parity stock), with respect to the payment of dividends and distributions upon liquidation, dissolution or winding up. We will pay non-cumulative cash dividends on the Series E Preferred Stock, when, as and if declared by our board of directors or such committee, based on the $25.00 liquidation preference at a rate of 5.875% per annum, payable quarterly, in arrears, on January 1, April 1, July 1 and October 1 of each year beginning on October 1, 2019, and ending on July 1, 2024. From and including July 1, 2024, for each Reset Period (as defined below), we will pay dividends, when, as, and if declared by our board or such committee at a rate equal to the five-year U.S. Treasury Rate as of the most recent Reset Dividend Determination Date (as defined below) plus 4.127% per annum, payable quarterly, in arrears, on January 1, April 1, July 1 and October 1 of each year, beginning on July 1, 2024. A “Reset Date” means July 1, 2024 and each date falling on the fifth anniversary of the preceding Reset Date. A “Reset Period” means the period from and including July 1, 2024 to, but excluding, the next following Reset Date and thereafter each period from and including each Reset Date to, but excluding, the next following Reset Date. A “Reset Dividend Determination Date” means, in respect of any Reset Period, the day falling two business days prior to the beginning of such Reset Period. The Series E Preferred Stock has a liquidation preference of $25.00 per share, plus any declared and unpaid dividends, without accumulation of any undeclared dividends. Liquidating distributions will be made on the Series E Preferred Stock only to the extent our assets are available after satisfaction of all liabilities to creditors and subject to the rights of holders of any security ranking senior to the Series E Preferred Stock, and pro rata with any other shares of our stock ranking equal to the Series E Preferred Stock. The Series E Preferred Stock is perpetual and does not have any maturity date. The Series E Preferred Stock is redeemable at our option (i) in whole or in part, from time to time, on July 1, 2024 or any subsequent Reset Date, or (ii) in whole but not in part, at any time within 90 days following a regulatory capital treatment event, in each case, at a redemption price equal to $25.00 per share, plus any declared and unpaid dividends. Accordingly, the Series E Preferred Stock will remain outstanding indefinitely unless and until we decide to redeem it and receive the prior approval of the Board of Governors of the Federal Reserve System applicable to bank holding companies to do so. The Series E Preferred Stock has no preemptive or conversion rights. The Series E Preferred Stock has no voting rights except with respect to (i) in the case of certain dividend non-payments only, the election of two directors; (ii) authorizing, increasing the authorized amount of, or issuing, shares of any class or series of stock ranking senior to the Series E Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up; (iii) authorizing material and adverse changes to the terms of the Series E Preferred Stock, whether by merger consolidation or otherwise; and (iv) as otherwise required under Georgia law.
On June 20, 2018, we filed articles of amendment to our articles of incorporation, which authorized the issuance of 8,000,000 shares of Series D Preferred Stock. All of the authorized shares of Series D Preferred Stock were issued on June 21, 2018. The Series D Preferred Stock ranks senior to our common stock and at least equally with each other series of preferred stock we may issue (except for any senior series that may be issued with the requisite consent of the holders of the Series D Preferred Stock and all other parity stock), with respect to the payment of dividends and distributions upon liquidation, dissolution or winding up. We will pay non-cumulative cash dividends on the Series D Preferred Stock, when, as and if declared by our board of directors or such committee, based on the $25.00 liquidation preference at a rate of 6.300% per annum, payable quarterly, in arrears, on March 21, June 21, September 21 and December 21 of each year from the original issue date to, but excluding, June 21, 2023. From and including June 21, 2023, we will pay dividends on the Series D Preferred Stock, when, as, and if declared by our board or such committee at a floating rate equal to three-month LIBOR plus 3.352% per annum, payable quarterly, in arrears, on March 21, June 21, September 21 and December 21 of each year, beginning on June 21, 2023. The Series D Preferred Stock has a liquidation preference of $25.00 per share, plus any declared and unpaid dividends, without accumulation of any undeclared dividends. Liquidating distributions will be made on the Series D Preferred Stock only to the extent our assets are available after satisfaction of all liabilities to creditors and subject to the rights of holders of any security ranking senior to the Series D Preferred Stock, and pro rata with any other shares of our stock ranking equal to the Series D Preferred Stock. The Series D Preferred Stock is perpetual and does not have any maturity date. The Series D Preferred Stock is redeemable at our option (i) in whole or in part, from time to time, on any dividend payment date on or after June 21, 2023 or (ii) in whole, but not in part, at any time within 90 days following a regulatory capital treatment event, in each case at a redemption price equal to $25.00 per share, plus any declared and unpaid dividends, without accumulation of any undeclared dividends. Accordingly, the Series D Preferred Stock will remain outstanding indefinitely unless and until we decide to redeem it and receive the prior approval of the Board of Governors of the Federal Reserve System applicable to bank holding companies to do so. The Series D Preferred Stock has no preemptive or conversion rights. The Series D Preferred Stock has no voting rights except with respect to (i) in the case of certain dividend non-payments only, the election of two directors; (ii) authorizing, increasing the authorized amount of, or issuing senior stock; (iii) authorizing material and adverse changes to the terms of the Series D Preferred Stock, whether by merger consolidation or otherwise; and (iv) as otherwise required under Georgia law.
The Articles of Amendment filed on June 28, 2019 also amended our articles of incorporation to eliminate the information and designations relating to our Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock given those series of preferred stock are no longer outstanding. Such series of preferred stock were redeemed or cancelled on July 26, 2013, April 29, 2019 and August 1, 2018, respectively.
Anti-Takeover Provisions
As described below, our articles of incorporation and bylaws contain several provisions that may make us a less attractive target for an acquisition of control by an outsider who lacks the support of our board of directors.

Shareholder Action Without a Meeting
Our bylaws allow action by the shareholders without a meeting only by unanimous written consent.
Advance Notice for Shareholder Proposals or Nominations at Meetings
In accordance with our bylaws, shareholders may nominate persons for election to the board of directors or bring other business before a shareholders’ meeting only by delivering prior written notice to us and complying with certain other requirements. With respect to any annual meeting of shareholders, such notice must generally be received by our Corporate Secretary no later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting. With respect to any special meeting of shareholders, such notice must generally be received by our Corporate Secretary no later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to date of the special meeting (or if the first public announcement of the date of the special meeting is less than 100 days prior to the date of such special meeting, the 10th day following the day on which public announcement of the date of such special meeting is made by us). Any notice provided by a shareholder under these provisions must include the information specified in the bylaws.
Evaluation of Business Combinations
Our articles of incorporation also provide that in evaluating any business combination or other action, our board of directors may consider, in addition to the amount of consideration involved and the effects on us and our shareholders, (1) the interests of our employees, depositors and customers and our subsidiaries and the communities in which offices of the corporation or our subsidiaries are located (collectively, the “Constituencies”); (2) the reputation and business practices of the offeror and its management and affiliates as it may affect the Constituencies and the future value of our stock and (3) any other factors the board of directors deems pertinent.

DESCRIPTION OF DEPOSITARY SHARES
General
We may issue depositary shares, each of which would represent a fractional interest of a share of a particular series of preferred stock. We will deposit shares of preferred stock represented by depositary shares under a separate deposit agreement among Synovus, a preferred stock depositary and the holders of the depositary shares. Subject to the terms of the deposit agreement, each owner of a depositary share will possess, in proportion to the fractional interest of a share of preferred stock represented by the depositary share, all the rights and preferences of the preferred stock represented by the depositary shares.
Depositary receipts will evidence the depositary shares issued pursuant to the deposit agreement. Immediately after we issue and deliver preferred stock to a preferred stock depositary, the preferred stock depositary will issue the depositary receipts in accordance with the terms of the applicable prospectus supplement.
Dividends and Other Distributions
The depositary will distribute all cash dividends on the preferred stock to the record holders of the depositary shares. Holders of depositary shares generally must file proofs, certificates and other information and pay charges and expenses of the depositary in connection with distributions.
If a distribution on the underlying preferred stock is other than in cash and it is feasible for the depositary to distribute the property it receives, the depositary will distribute the property to the record holders of the depositary shares. If such a distribution is not feasible, the depositary, with our approval, may sell the property and distribute the net proceeds from the sale to the holders of the depositary shares.
Withdrawal of Stock
Unless we have previously called the underlying preferred stock for redemption or the holder of the depositary shares has converted such shares, a holder of depositary shares may surrender them at the corporate trust office of the depositary in exchange for whole or fractional shares of the underlying preferred stock together with any money or other property represented by the depositary shares. Once a holder has exchanged the depositary shares, the holder may not redeposit the preferred stock and receive depositary shares again. If a depositary receipt presented for exchange into preferred stock represents more shares of preferred stock than the number to be withdrawn, the depositary will deliver a new depositary receipt for the excess number of depositary shares.
Redemption of Depositary Shares
Whenever we redeem shares of preferred stock held by a depositary, the depositary will redeem the corresponding amount of depositary shares with funds it receives from us for the preferred stock. The depositary will notify the record holders of the depositary shares to be redeemed not less than 30 days nor more than 60 days before the dated fixed for redemption at the holders’ addresses appearing in the depositary’s books. The redemption price per depositary share will be equal to the applicable fraction of the redemption price and any other amounts payable with respect to the preferred stock. If we intend to redeem less than all of the underlying preferred stock, we and the depositary will select the depositary shares to be redeemed on as nearly a pro rata basis as practicable without creating fractional depositary shares or by any other equitable method determined by us. All dividends relating to the shares of preferred stock called for redemption will cease to accrue on the first calendar day after the redemption date.
On the redemption date:
•	all dividends relating to the shares of preferred stock called for redemption will cease to accrue;
•	we and the depositary will no longer deem the depositary shares called for redemption to be outstanding; and
•
all rights of the holders of the depositary shares called for redemption will cease, except the right to receive any money payable upon the redemption and any money or other property to which the holders of the depositary shares are entitled upon redemption.

Voting of the Preferred Stock
When a depositary receives notice regarding a meeting at which the holders of the underlying preferred stock have the right to vote, it will mail that information to the holders of the depositary shares. Each record holder of depositary shares on the record date may then instruct the depositary to exercise its voting rights for the amount of preferred stock represented by that holder’s depositary shares. The depositary will vote in accordance with these instructions. The depositary will abstain from voting to the extent it does not receive specific instructions from the holders of depositary shares. A depositary will not be responsible for any failure to carry out any instruction to vote, or for the manner or effect of any vote, as long as any action or non-action is in good faith and does not result from negligence or willful misconduct of the depositary.
Liquidation Preference
In the event of our liquidation, dissolution or winding up, a holder of depositary shares will receive the fraction of the liquidation preference accorded each share of underlying preferred stock represented by the depositary share.
Conversion of Preferred Stock
Depositary shares will not themselves be convertible into common stock or any other securities or property of Synovus. However, if the underlying preferred stock is convertible, holders of depositary shares may surrender them to the depositary with written instructions to convert the preferred stock represented by their depositary shares into whole shares of common stock, other shares of our preferred stock or other shares of stock, as applicable. Upon receipt of these instructions and any amounts payable in connection with a conversion, we will convert the preferred stock using the same procedures as those provided for delivery of preferred stock. If a holder of depositary shares converts only part of its depositary shares, the depositary will issue a new depositary receipt for any depositary shares not converted. We will not issue fractional shares of common stock upon conversion. If a conversion will result in the issuance of a fractional share, we will pay an amount in cash equal to the value of the fractional interest based upon the closing price of the common stock on the last business day prior to the conversion.
Amendment and Termination of a Deposit Agreement
Synovus and the depositary may amend any form of depositary receipt evidencing depositary shares and any provision of a deposit agreement. However, unless the existing holders of at least two-thirds of the applicable depositary shares then outstanding have approved the amendment, we and the depositary may not make any amendment that:
•	would materially and adversely alter the rights of the holders of depositary shares; or
•	would be materially and adversely inconsistent with the rights granted to the holders of the underlying preferred stock.
Subject to exceptions in the deposit agreement and except in order to comply with the law, no amendment may impair the right of any holders of depositary shares to surrender their depositary shares with instructions to deliver the underlying preferred stock and all money and other property represented by the depositary shares. Every holder of outstanding depositary shares at the time any amendment becomes effective who continues to hold the depositary shares will be deemed to consent and agree to the amendment and to be bound by the amended deposit agreement.
We may terminate a deposit agreement upon not less than 30 days’ prior written notice to the depositary if a majority of each series of preferred stock affected by the termination consents to the termination. Upon a termination of a deposit agreement, holders of the depositary shares may surrender their depositary shares and receive in exchange the number of whole or fractional shares of preferred stock and any other property represented by the depositary shares.
In addition, a deposit agreement will automatically terminate if:
•	we have redeemed all underlying preferred stock subject to the agreement;
•
a final distribution of the underlying preferred stock in connection with any liquidation, dissolution or winding up has occurred, and the depositary has distributed the distribution to the holders of the depositary shares; or

•	each share of the underlying preferred stock has been converted into other capital stock of Synovus not represented by depositary shares.
Expenses of a Preferred Stock Depositary
We will pay all transfer and other taxes and governmental charges and expenses arising in connection with a deposit agreement. In addition, we will generally pay the fees and expenses of a depositary in connection with the performance of its duties. However, holders of depositary shares will pay the fees and expenses of a depositary for any duties requested by the holders that the deposit agreement does not expressly require the depositary to perform.
Resignation and Removal of Depositary
A depositary may resign at any time by delivering to us notice of its election to resign. We may also remove a depositary at any time. Any resignation or removal will take effect upon the appointment of a successor depositary. We will appoint a successor depositary within 60 days after delivery of the notice of resignation or removal. The successor must be a bank or trust company with its principal office in the United States and must have a combined capital and surplus of at least $50 million.
Miscellaneous
The depositary will forward to the holders of depositary shares any reports and communications from us with respect to the underlying preferred stock.
Neither the depositary nor Synovus will be liable if any law or any circumstances beyond their control prevent or delay them from performing their obligations under a deposit agreement. The obligations of Synovus and a depositary under a deposit agreement will be limited to performing their duties in good faith and without negligence in regard to voting of preferred stock, gross negligence or willful misconduct. Neither Synovus nor a depositary must prosecute or defend any legal proceeding with respect to any depositary shares or the underlying preferred stock unless they are furnished with satisfactory indemnity.
Synovus and any depositary may rely on the written advice of counsel or accountants, or information provided by persons presenting shares of preferred stock for deposit, holders of depositary shares or other persons they believe in good faith to be competent, and on documents they believe in good faith to be genuine and signed by a proper party.
In the event a depositary receives conflicting claims, requests or instructions from us and any holders of depositary shares, the depositary will be entitled to act on the claims, requests or instructions received from us.
Depositary
The prospectus supplement will identify the depositary for the depositary shares.
Listing of the Depositary Shares
The applicable prospectus supplement will specify whether or not the depositary shares will be listed on any securities exchange.

DESCRIPTION OF WARRANTS
We may issue warrants to purchase our debt or equity securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.
DESCRIPTION OF DEBT SECURITIES
The debt securities will be our direct unsecured general obligations. The debt securities will be either senior debt securities, subordinated debt securities or junior subordinated debt securities. The debt securities will be issued under one or more separate indentures between us and a trustee to be named therein, as trustee. Senior debt securities will be issued under a senior indenture, dated as of February 13, 2012. Subordinated debt securities will be issued under a subordinated indenture, dated as of December 7, 2015. Junior subordinated debt securities will be issued under a junior subordinated indenture to be entered into later. Each of the senior indentures, the subordinated indenture and the junior subordinated indenture is referred to as an indenture. The material terms of any indenture will be set forth in the applicable prospectus supplement.
DESCRIPTION OF PURCHASE CONTRACTS
We may issue purchase contracts for the purchase or sale of:
•	debt or equity securities issued by us, a basket of such securities, an index or indices of such securities or any combination of the above as specified in the applicable prospectus supplement;
•	currencies; or
•	commodities.
Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, currencies or commodities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, currencies or commodities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.
The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under either the senior indenture or the subordinated indenture.
DESCRIPTION OF UNITS
As specified in the applicable prospectus supplement, we may issue units consisting of one or more purchase contracts, warrants, debt securities, shares of preferred stock, shares of common stock, depositary shares or any combination of such securities.

FORMS OF SECURITIES
Each debt security, warrant and unit will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Certificated securities in definitive form and global securities will be issued in registered form. Definitive securities name you or your nominee as the owner of the security, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable. Global securities name a depositary or its nominee as the owner of the debt securities, warrants or units represented by these global securities. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.
Registered Global Securities
We may issue the registered debt securities, warrants and units in the form of one or more fully registered global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees.
If not described below, any specific terms of the depositary arrangement with respect to any securities to be represented by a registered global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements.
Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities.
So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes under the applicable indenture, warrant agreement or unit agreement. Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the applicable indenture, warrant agreement or unit agreement. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the applicable indenture, warrant agreement or unit agreement.
We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the applicable indenture, warrant agreement or unit agreement, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.
Principal, premium, if any, and interest payments on debt securities, and any payments to holders with respect to warrants or units, represented by a registered global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. None of Synovus, the trustees, the warrant agents, the unit agents or any other agent of Synovus, agent of the trustees or agent of the warrant agents or unit agents will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.
We expect that the depositary for any of the securities represented by a registered global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that registered global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.
If the depositary for any of these securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the registered global security that had been held by the depositary. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the relevant trustee, warrant agent, unit agent or other relevant agent of ours or theirs. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary.

SELLING SHAREHOLDERS
We may register securities covered by this prospectus for re-offers and resales by any selling shareholder named in a prospectus supplement. We are a well-known seasoned issuer, as defined in Rule 405 of the Securities Act, which allows us to add secondary sales of shares of our common stock by any selling shareholder by filing a prospectus supplement with the SEC. We may register these shares to permit selling shareholders to resell their shares when they deem appropriate. Selling shareholders may resell all, a portion or none of their shares at any time and from time to time. Selling shareholders may also sell, transfer or otherwise dispose of some or all of their shares of our securities in transactions exempt from the registration requirements of the Securities Act. We do not know when or in what amounts the selling shareholders may offer shares for sale under this prospectus and any prospectus supplement. We may pay all expenses incurred with respect to registration of the shares of common stock owned by the selling shareholders, other than underwriting fees, discounts or commissions, which will be borne by the selling shareholders. We will provide you with a prospectus supplement naming the selling shareholder(s), the amount of securities to be registered and sold and any other terms of the securities being sold by the selling shareholder(s).

PLAN OF DISTRIBUTION
Synovus or the selling shareholders may sell the securities in one or more of the following ways (or in any combination) from time to time:
•	through underwriters or dealers;
•	directly to a limited number of purchasers or to a single purchaser; or
•	through agents.
Any selling shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale of common stock covered by this prospectus.
Each time we or the selling shareholders sell securities, we will provide a prospectus supplement that will state the terms of the offering of the securities, including:
•	the name or names of any underwriters, dealers or agents;
•	the purchase price of such securities and the proceeds to be received by Synovus, if any;
•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;
•	any initial public offering price;
•	any discounts or concessions allowed or reallowed or paid to dealers; and
•	any securities exchanges on which the securities may be listed.
Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.
Shares of common stock may also be exchanged for satisfaction of the selling shareholders’ obligations or other liabilities to their creditors. Such transactions may or may not involve brokers or dealers.
If we, if applicable, use underwriters in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including:
•	negotiated transactions,
•	at a fixed public offering price or prices, which may be changed,
•	at market prices prevailing at the time of sale,
•	at prices related to prevailing market prices or
•	at negotiated prices.
Unless otherwise stated in a prospectus supplement, the obligations of the underwriters to purchase any securities will be conditioned on customary closing conditions and the underwriters will be obligated to purchase all of such series of securities, if any are purchased.
We may sell the securities directly or through agents from time to time. The selling shareholders might not sell any shares of common stock under this prospectus. In addition, any shares of common stock covered by this prospectus that qualify for sale pursuant to Rule 144 of the Securities Act of 1933, as amended, may be sold under Rule 144 rather than pursuant to this prospectus. The prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.
Offers to purchase the securities offered by this prospectus may be solicited, and sales of the securities may be made by us or by selling shareholders directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended, with respect to any resale of the securities. The terms of any offer made in this manner will be included in the prospectus supplement relating to the offer.

We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from Synovus at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts.
Underwriters and agents may be entitled under agreements entered into with Synovus to indemnification by Synovus against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribution with respect to payments which the underwriters or agents may be required to make. Underwriters and agents may be customers of, engage in transactions with, or perform services for Synovus and its affiliates in the ordinary course of business.
Each series of securities will be a new issue of securities and will have no established trading market other than the common stock which is listed on the NYSE. Any underwriters to whom securities are sold for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The securities, other than the common stock, may or may not be listed on a national securities exchange.
LEGAL OPINIONS
The validity of the securities will be passed upon by Alston & Bird LLP, Atlanta, Georgia. Any underwriters will be represented by their own legal counsel.
EXPERTS
The consolidated financial statements of Synovus Financial Corp. and its subsidiaries as of December 31, 2021 and 2020, and for each of the years in the three-year period ended December 31, 2021, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2021, included in Synovus’ Annual Report on Form 10-K for the year ended December 31, 2021, incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2021 financial statements refers to a change to the method of accounting for the recognition and measurement of credit losses as of January 1, 2020 due to the adoption of ASC 326, Financial Instruments – Credit Losses.

$350,000,000
Synovus Financial Corp.
5.200% Senior Notes due 2025
PROSPECTUS SUPPLEMENT
Joint Book-Running Managers
Morgan Stanley	Goldman Sachs & Co. LLC
Co-Managers
Citigroup	Wells Fargo Securities
Keefe, Bruyette & Woods A Stifel Company	Synovus Securities Inc.
August 4, 2022